UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                     )

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Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Ryerson Holding Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

Thursday, April 28, 2016 11:00 a.m., Central Daylight Time

JW Marriott Chicago

151 West Adams Street

Chicago, Illinois 60603

March 18, 2016

To our Stockholders:

You are cordially invited to the 2016 annual meeting of stockholders of Ryerson Holding Corporation, scheduled to be held on Thursday, April 28, 2016, at 11:00 a.m., at the JW Marriott Chicago, 151 West Adams Street, Chicago, Illinois 60603. At the meeting, we will consider:

•	The election of two directors;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

•	Such other business as may properly come before the meeting.

Stockholders who owned shares of our stock at the close of business on March 4, 2016 can vote on these proposals.

Your vote is important regardless of the number of shares of stock you own. Whether you plan to attend or not, please review our proxy materials and request a proxy card to sign, date and return or submit your voting instructions by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and in this proxy statement. If you plan to attend the meeting and prefer to vote at that time, you may do so. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the appointment of Ernst & Young LLP unless you have provided voting instructions.

Mark S. Silver

Executive Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2016: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT http://www.proxyvote.com.

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RYERSON HOLDING CORPORATION

Ryerson Holding Corporation (“Ryerson,” the “Company,” “we,” “us” or “our”) is furnishing this proxy statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our board of directors (the “Board”) for use at our 2016 annual meeting of stockholders, which will be held on Thursday, April 28, 2016, at the JW Marriott Chicago, 151 West Adams Street, Chicago, Illinois 60603.

Our common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol ‘RYI’. The Company’s fiscal year ends on December 31 of each calendar year. Our corporate headquarters is located at 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, and our website address is www.ryerson.com. Please note that the information on our website is not, and shall not be deemed to be, a part of this proxy statement nor, by reference or otherwise (except to the extent we specifically incorporate it by reference), incorporated into any other filings we make with the Securities and Exchange Commission (“SEC”).

On August 13, 2014, we completed an initial public offering of 11 million shares of our common stock (the “IPO”). Prior to that time, all of our common stock was held by affiliates of Platinum Equity, LLC (together with such affiliates, “Platinum”), which still own approximately 66% of Ryerson’s common stock. For additional information regarding Platinum’s ownership, see below under “Ownership of More Than 5% of Ryerson Stock,” on page 45.

As the context requires, “Ryerson,” the “Company,” “we,” “us” or “our” may also include the direct and indirect subsidiaries of Ryerson Holding Corporation.

ANNUAL MEETING INFORMATION

This proxy statement contains information we must provide to you under the rules of the SEC and the NYSE in connection with the solicitation of proxies by our Board for the 2016 annual meeting of stockholders. It is designed to assist you in voting your shares of our stock. We will begin sending notice of the availability of these proxy materials on or about March 18, 2016.

Who May Vote?

You may vote if you were the holder of record of shares of our common stock at the close of business on March 4, 2016. You are entitled to one vote on each matter presented at the 2016 annual meeting of stockholders for each share of our stock you owned at that time. If you held stock at that time in “street name” through a broker, bank or other institution, you must either provide voting instructions to the holder or obtain a proxy, executed in your favor, from the holder to be able to vote those shares at the meeting.

Each share of Ryerson common stock is entitled to one vote. As of the close of business on March 4, 2016 (the record date for determining stockholders entitled to vote at the annual meeting), we had 32,099,700 shares of common stock outstanding and entitled to vote.

Who May Attend the Meeting?

You are entitled to attend our 2016 annual meeting if you were the holder of record of shares of our common stock at the close of business on March 4, 2016 or if you hold a valid proxy for the annual meeting. You should be prepared to present photo identification (a driver’s license or passport is preferred) for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you also may attend our 2016 annual meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the meeting.

The annual meeting will occur at the JW Marriott Chicago, 151 West Adams Street, Chicago, Illinois 60603 and will begin promptly at 11:00 a.m., Central Daylight Time, and you should allow ample time for check-in procedures. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All items may be subject to search.

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What Am I Voting On?

You are voting on:

•	The election of two directors;

•	The appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

•	Such other business as may properly come before the meeting.

How Do I Vote?

If your shares of stock are registered directly in your name, you are considered a stockholder of record and you will receive your Notice of Internet Availability of Proxy Materials directly from us. Stockholders of record can vote in advance of our annual meeting by requesting a proxy card to sign, date and return or by submitting voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials you received or this proxy statement for specific instructions on how to cast your vote by any of these methods. You may obtain directions to the location of our 2016 annual meeting by contacting us at Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052.

If you hold your shares of stock through a broker, bank or other institution, you are considered the beneficial owner of stock held in “street name” and you will receive your notice from your broker, bank or other institution.

Stockholders of Record

For stockholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m. Eastern Time on April 27, 2016. Submitting your voting instructions prior to the annual meeting will not affect your right to vote in person should you decide to attend the meeting.

Stockholders of record can vote by:

•	Requesting and returning a completed proxy card by mail to our independent tabulator, Broadridge, by 11:59 p.m. Eastern Time on April 27, 2016;

•	Submitting voting instructions via the Internet or telephone by 11:59 p.m. Eastern Time on April 27, 2016; or

•	Completing a ballot and returning it to the inspector of election during the annual meeting.

Instructions and contact information for each of these voting options can be found in our Notice of Internet Availability of Proxy Materials.

The Internet and telephone voting procedures available to you are designed to authenticate stockholders’ identities, to allow stockholders to submit voting instructions and to confirm that stockholders’ voting instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures are consistent with the requirements of applicable law. Stockholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stock Held in Street Name

If you hold your stock in street name, you can vote by submitting a voting instruction card to your broker, bank or other institution that sent your Notice of Internet Availability of Proxy Materials to you in accordance with their procedures. Please note that if you hold your stock in street name, the broker, bank or other institution that holds the stock will not be able to vote your shares on any proposal other than the appointment of Ernst & Young LLP unless you have provided voting instructions. If you hold your stock in street name and wish to vote at the meeting, you must obtain a proxy, executed in your favor, from the holder of record of the stock as of the record date.

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What If I Do Not Provide Voting Instructions?

If you submit a valid proxy card, or validly submit voting instructions via the telephone or Internet, but you do not indicate your vote, your shares of stock will be voted for:

•	The election of two directors; and

•	The appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

You also give the proxies discretionary authority to vote on any other business that may properly be presented at the annual meeting.

Can I Revoke or Change My Vote?

If you are a stockholder of record, you may revoke or change your proxy and voting instructions at any time prior to the vote at the annual meeting. To do so:

•	Submit a new proxy card or voting instructions to the independent tabulator by mail, telephone or through the Internet by 11:59 p.m. Eastern Time on April 27, 2016; or

•	Attend the annual meeting and vote in person by ballot.

If you hold your stock in street name, you may revoke or change your proxy instructions prior to the vote at the annual meeting by submitting new voting instructions to your broker, bank or other institution in accordance with their procedures.

Who Are the Proxies and What Do They Do?

When you vote in advance of the annual meeting, you appoint Mr. Mark S. Silver, our Executive Vice President, General Counsel & Secretary, and Mr. Hans J. Weinburger, our Senior Counsel & Assistant Secretary, as proxies, each with the power to appoint a substitute. You direct them to vote all of the shares of stock you held on the record date at the annual meeting and at any adjournment or postponement of that meeting. If you submit a valid proxy card or validly submit voting instructions via the telephone or Internet, and you do not subsequently revoke your proxy or vote, the individuals named on the card as your proxies, will vote your shares of stock in accordance with your instructions. If you submit a valid proxy card or voting instructions but you do not indicate your vote, your shares of stock will be voted as described above under “What If I Do Not Provide Voting Instructions?” on page 3.

Is My Vote Confidential?

We have a confidential voting policy. Stockholders’ votes will not be disclosed to us other than in limited situations. The independent tabulator will collect, tabulate and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the independent tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

What Is the Quorum Requirement for the Annual Meeting?

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present in person or represented by proxy.

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How Are Abstentions, Withheld Votes and Broker Non-Votes Treated?

The election inspector will treat abstentions, withholds and “broker non-votes” as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will have discretionary voting power with respect to proposal two (the appointment of Ernst & Young LLP), but not with respect to any other proposal. Abstentions and broker non-votes do not count as votes cast either for or against any of the proposals. A “withhold” vote with respect to any director nominee will have the effect of a vote against such nominee.

What Vote Is Required to Approve a Proposal?

Proposal One: A nominee will be elected to the Board if the number of votes cast “for” his or her election exceeds the number of votes “withheld” from or cast “against” his or her election.

Proposal Two: The appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy vote in favor of the proposal.

Who Solicits Proxies and How Are They Paid?

The proxy accompanying this proxy statement is solicited on behalf of our Board, for use at the annual meeting, and Ryerson pays the expenses of soliciting the proxies. In addition to this solicitation by mail, our directors, officers and other employees may contact you by personal interview, telephone, electronic mail, facsimile, telephone, Internet, or otherwise to obtain your proxy. These persons will not receive any additional compensation for these activities. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding solicitation material. We have not retained the services of a proxy solicitor.

How Do You Determine Whether I Get One or More Paper Copies of the Proxy Materials?

To reduce the costs of printing and distributing proxy materials we are taking advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we send many stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of our proxy materials. This notice explains how you can access the proxy materials over the Internet and also describes how to request to receive a paper copy of the proxy materials. If you have requested paper copies of the proxy materials, you may have received one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials for multiple stockholders in your household. This is because we and some brokers, banks and other record holders participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials and deliver only one copy to stockholders at one address unless we or they receive other instructions from you.

If these materials were delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or verbal request to Ryerson Holding Corporation, Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052.

If you are receiving multiple copies and would like to receive only one copy for your household, you may make such request as follows:

•	If you are a stockholder of record, by contacting Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge toll free: 1-866-540-7095; and

•	If you are a beneficial owner of stock, by contacting your broker, bank or other record holder.

The Company’s proxy materials are also available at ir.ryerson.com.

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ITEMS YOU MAY VOTE ON

1.	Election of Directors

Our Board presently consists of seven directors, three of whom are independent under the NYSE Listed Company Manual and other NYSE rules and requirements (together, “NYSE rules”), and four of whom are affiliated with Platinum, which owns a majority of our outstanding common stock. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Board to be comprised of a majority of independent directors.

The Board is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class II Directors expire at the 2016 annual meeting, and two directors will be elected at the annual meeting to serve as Class II Directors for a three-year term expiring at the 2019 annual meeting or until their successors are duly elected and qualified.

For the 2016 annual meeting, the Board has proposed the following nominees for election: Stephen P. Larson and Philip E. Norment.

Detailed information on each nominee and continuing director is provided below under “Biographies” on page 7. If you submit valid voting instructions, the proxies will vote your shares of stock for the election of each of the nominees, unless you indicate that you wish to vote against a nominee or withhold your vote on a nominee. If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board, either vote for the substitute nominee or nominees that the Board recommends or the Board may reduce the number of directors to be elected at the meeting. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

Under our Bylaws, our directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. In an uncontested election, a director is elected if the votes cast “for” the director’s election exceed the votes “withheld” from or cast “against” the director’s election.

Our Board of Directors unanimously recommends a vote “FOR” the election of Stephen P. Larson and Philip E. Norment to serve as directors of the Company.

2.	Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2016. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since 2006. Representatives of Ernst & Young LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The Audit Committee is responsible for recommending, for stockholder approval, our independent registered public accounting firm. Should stockholders fail to approve the appointment of Ernst & Young LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than Ernst & Young LLP could be secured to deliver any or all of the Company’s independent auditing services required in 2016. The Audit Committee, however, would take the lack of stockholder approval into account when recommending an independent registered public accounting firm for 2017.

The following table sets out the various fees for services provided by Ernst & Young LLP for 2015 and 2014. The Audit Committee pre-approved all of these services. For additional information, see the description of the pre-approval policies and procedures of the Audit Committee under “Pre-approval Policies,” below on page 16.

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Annual Fees for 2015 and 2014

	Amounts
Description	2015	2014

Audit Fees(1)	$4,362,000	$3,299,337
Audit-related Fees(2)	$1,995	$1,995
Tax Fees(3)	$687,368	$1,078,743
Other Fees (4)	—	—
Total	$5,051,363	$4,380,075

(1)	Audit fees related to professional services rendered in conjunction with the audit of our annual financial statements, the review of our quarterly financial statements, and the audit of our statutory filings and other services pertaining to SEC matters. Audit fees for 2015 also included fees related to the audit of our internal control over financial reporting.

(2)	Audit-related fees related to professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including compliance-related matters, which are not specifically classified as audit fees. Such fees for 2015 and 2014 related to subscription fees for the audit firm’s online research tool.

(3)	Tax fees related to professional services performed by the independent auditor’s tax personnel and not included in audit fees or audit related fees, such as services related to tax audits, tax compliance, and tax consulting and planning services. Tax fees for 2015 and 2014 primarily related to tax consulting and planning services related to international corporate structuring, transfer pricing relative to service charges from our U.S. operations to our Canadian subsidiary, preparation of the tax return for our Canadian subsidiary and, for 2014, determining the tax deductibility of certain costs associated with the IPO.

(4)	For 2015 and 2014, there were no fees billed by Ernst & Young LLP for services provided other than those described in the three preceding footnotes.

Ernst & Young LLP’s full-time, permanent employees conducted a majority of the audit of the Company’s 2015 financial statements. Leased personnel were not employed with respect to the domestic audit engagement.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of

Ernst & Young LLP as our independent registered public accounting firm for 2016.

3.	Such Other Business as May Properly Come before the Annual Meeting

We do not know of any other matters to be voted on at the meeting. If, however, other matters are properly presented for a vote at the meeting, the persons named as proxies will vote your properly submitted proxy according to their judgment on those matters.

BOARD OF DIRECTORS

Composition of Board of Directors

Our Amended and Restated Certificate of Incorporation and Bylaws provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our Board. Our Board is currently comprised of the following seven members: Kirk K. Calhoun, Court D. Carruthers, Eva M. Kalawski, Jacob Kotzubei, Stephen P. Larson, Philip E. Norment and Mary Ann Sigler.

In connection with the IPO, the Company and Platinum entered into an amended and restated investor rights agreement (the “Investor Rights Agreement”) in August 2014 that provided, among other things, that for so long as Platinum collectively beneficially owns (i) at least 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate for election to the Board no fewer than that number of directors that would constitute a majority of the number of directors if there were no vacancies on the Board, (ii) at least 15% but less than 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right

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to nominate two directors and (iii) at least 5% but less than 15% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate one director. The agreement also provides that if the size of the Board is increased or decreased at any time, Platinum’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

Our Corporate Governance Guidelines provide that if an officer serving on our Board resigns or retires from his or her executive position with the Company or if a non-management director’s external job changes from the time such director was last elected, such individual shall offer his or her resignation from the Board at the same time; however, whether or not the individual shall continue to serve on the Board is a matter for determination on a case-by-case basis by the Board.

Term and Classes of Directors

Our Board is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2016 for the Class II directors, 2017 for the Class III directors and 2018 for the Class I directors.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The following table sets forth information as of the date of this proxy statement regarding the nominees for directors and other directors who will serve as directors in the classes and for the terms specified below:

Name	Age	Independent (Yes/No)	Director Since	Expiration of Current Term

Nominees for Director

Class II
Stephen P. Larson	59	Yes	2014	2016*
Philip E. Norment	56	No	2014	2016*

Continuing Directors

Class III
Kirk K. Calhoun	72	Yes	2014	2017
Jacob Kotzubei	47	No	2010	2017

Class I
Court D. Carruthers	43	Yes	2015	2018
Eva M. Kalawski	60	No	2007	2018
Mary Ann Sigler	61	No	2010	2018

* Current term expires at this annual meeting.

Biographies

Additional information regarding the nominees and continuing directors is set forth below and is based on information furnished to us by the nominees and directors:

Nominees for Director

The Board has nominated Messrs. Larson and Norment for election at the 2016 annual meeting, each to hold office until the annual meeting of stockholders in 2019 (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Each is currently a director.

Stephen P. Larson has been a director since October 2014. Mr. Larson completed a 35-year career with Caterpillar Inc. in 2014 after holding multiple positions in the areas of accounting, finance, marketing and logistics. Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. His senior leadership positions for Caterpillar included roles as Product Manager; Regional Manager for Canada and the Eastern United States; Vice President,

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Caterpillar Financial Services Asia Pacific; Caterpillar Logistics President-Americas region; and from 2007 until his retirement, Vice President, Caterpillar Inc. and President and Chairman of Caterpillar Logistics Services, a wholly owned subsidiary of Caterpillar Inc. Mr. Larson previously served for six years as a Commissioner on the board of the Metropolitan Airport Authority of Peoria, Illinois. Since November 2015, Mr. Larson has served as Interim Chief Executive Officer of Neovia Logistics Services, LLC (formerly Caterpillar Logistics Services), a global industrial contract logistics company. Mr. Larson’s experience in accounting, finance and other areas for a large international manufacturer has led the Board to conclude that he has the background and skills necessary to serve as a director of the Company.

Philip E. Norment has been a director since April 2014. Mr. Norment is a Partner at Platinum, is a member of Platinum’s Investment Committee and is a senior advisor on specific operational initiatives throughout the portfolio. He is also the senior operations executive responsible for evaluating acquisition opportunities and integrating new acquisitions into the portfolio. Prior to joining Platinum in 1997, Mr. Norment served in a variety of management positions at Pilot Software, Inc. Over the course of 12 years, he worked in the areas of global support, operations, consultative services and sales support, achieving the position of Chief Operating Officer. Mr. Norment earned a bachelor’s degree in Economics and an MBA from the University of Massachusetts, Amherst. Mr. Norment’s experience in executive management oversight, private equity and transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.

Continuing Directors

Messrs. Calhoun, Carruthers and Kotzubei and Mses. Kalawski and Sigler will remain directors after the annual meeting.

Kirk K. Calhoun has been a director since August 2014. Mr. Calhoun joined the public accounting firm Ernst & Young LLP in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun has a B.S. in Accounting from the University of Southern California and is a Certified Public Accountant (non-practicing) in California. He has served on the board of directors of Great Basin Scientific, Inc. since May 2015. Mr. Calhoun was a member of the board of directors of Response Genetics, Inc. from 2009 until that company’s sale in October 2015. Previously Mr. Calhoun served on the boards of five public companies up until the dates of their respective sales, including Abraxis Bioscience, Inc., Myogen, Inc., Aspreva Pharmaceutical Corporation, Adams Respiratory Therapeutics, Inc. and Replidyne, Inc. Mr. Calhoun’s experience serving on public company audit committees and boards of directors and his past work as a partner with Ernst & Young LLP has led the Board to conclude that Mr. Calhoun has the requisite expertise to serve as a director of the Company and qualifies as a financial expert for audit committee purposes.

Court D. Carruthers has been a director since August 2015. Mr. Carruthers serves as a senior adviser to companies in the distribution, eCommerce, and supply chain sectors. He previously served as Senior Vice President and Group President, Americas, of W.W. Grainger, Inc., a broad-line supplier of maintenance, repair and operating (MRO) products, from 2013 until July 2015. Prior to that time, he had served Grainger as President, Grainger U.S., from 2012 until 2013; President, Grainger International, from 2009 until 2012; and President, Acklands-Grainger, from 2006 until 2009. He was appointed a Senior Vice President of Grainger in 2007. Mr. Carruthers serves as a director of Follett Corporation, PSS Companies, Foundation Building Materials, LLC, and Shoes For Crews LLC. His substantial prior experience as a senior executive for a large international distribution company has led the Board to conclude that Mr. Carruthers has the background and skills necessary to serve as a director of the Company.

Eva M. Kalawski has been a director since July 2007. Ms. Kalawski joined Platinum in 1997, is a Partner at Platinum and serves as the firm’s General Counsel and Secretary. Ms. Kalawski serves or has served as an officer and/or director of many of Platinum’s portfolio companies. Prior to joining Platinum in 1997, Ms. Kalawski was Vice President of Human Resources, General Counsel and Secretary for Pilot Software, Inc. Ms. Kalawski earned a bachelor’s degree in Political Science and French from Mount Holyoke College and a juris doctor from Georgetown University Law Center. Ms. Kalawski’s expertise and experience managing the legal operations of many portfolio companies has led the Board to conclude that she has the background and skills necessary to serve as a director of the Company.

Jacob Kotzubei has been a director since January 2010. Mr. Kotzubei joined Platinum in 2002 and is a Partner at the firm. Mr. Kotzubei serves as a director of a number of Platinum’s portfolio companies. Prior to joining Platinum in 2002, Mr. Kotzubei worked for 4½ years for Goldman Sachs’ Investment Banking Division in

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New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a bachelor’s degree from Wesleyan University and holds a juris doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review. Since 2011, Mr. Kotzubei has been a director of KEMET Corporation, a leading global supplier of electronic components. Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets and transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.

Mary Ann Sigler has been a director since January 2010. Ms. Sigler serves as Platinum’s Chief Financial Officer and Chief Compliance Officer. Ms. Sigler joined Platinum in 2004 and is responsible for overall accounting, tax and financial reporting as well as managing strategic planning projects for the firm. Prior to joining Platinum, Ms. Sigler was with Ernst & Young LLP for 25 years where she was a partner. Ms. Sigler has a bachelor’s degree in Accounting from California State University Fullerton and a master’s degree in Business Taxation from the University of Southern California. Ms. Sigler is a Certified Public Accountant in California, as well as a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Ms. Sigler’s experience in accounting and strategic planning matters has led the Board to conclude that she has the requisite qualifications to serve as a director of the Company and facilitate its continued growth.

Director Independence

As stated above, because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Board to be comprised of a majority of independent directors and require our compensation committee and nominating and corporate governance committee to be comprised entirely of independent directors.

For a director to be considered independent under the NYSE rules, our Board must determine that he or she does not have any material relationship with the Company. To assist in making this determination, our Board adopted a policy on director independence based on the NYSE’s independence standards. A copy of the policy is available on the corporate governance page on our website, which can be found at ir.ryerson.com by clicking on “Governance.”

Under our policy on director independence, a director will be considered independent only if the Board has affirmatively determined that the director has no material relationship with the Company that would impair his or her independent judgment. In the process of making such determinations, the Board will consider the nature, extent and materiality of the director’s relationships with the Company. When assessing the materiality of a director’s relationship with the Company, the Board should consider the issue not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board will consider all relevant facts and circumstances in rendering its “independence” determinations. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. In addition, a director will not be deemed “independent” for purposes of service on the Board if such director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member of such director is, or has been within the last three years, an executive officer, of the Company;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.	(A) is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) has an immediate family member who is a current partner of such a firm; (C) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) was, or has an immediate family member who was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is, or an immediate family member of such director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

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5.	is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

For purposes of the Company’s policy on director independence, “immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

The Board has determined that of the nominees and continuing directors, only Messrs. Calhoun, Carruthers and Larson are, or during 2015 were, independent within the meaning of the NYSE rules or our policy on director independence.

As stated above, our Board of Directors unanimously recommends a vote “FOR” the election of the Board’s nominees identified above.

CORPORATE GOVERNANCE MATTERS

Our policies and practices reflect corporate governance standards that comply with the NYSE rules and the corporate governance requirements of the Sarbanes-Oxley Act, including:

•	Our Board adopted clear corporate governance policies, including standards for determining director independence;

•	Our Board committee charters clearly establish their respective roles and responsibilities;

•	Our non-management directors meet regularly in executive session without management present;

•	We have a code of ethics and business conduct that applies to all Ryerson directors, officers and associates;

•	Our Chief Executive Officer (“CEO”), Chief Financial Officer, and other senior financial officers are subject to an additional code of ethics to promote (i) honest and ethical conduct; (ii) full, fair, accurate, timely and understandable disclosure in SEC filings; and (iii) compliance with applicable laws, rules and regulations;

•	Our internal audit function maintains critical oversight over the key areas of our business, compliance processes and controls, and reports regularly to the Audit Committee;

•	We have a compliance hotline service that permits employees to report violations of our code of ethics or other issues of significant concern on a confidential basis, via a toll-free telephone number or the internet; and

•	Concerns related to the Company’s financial statements, accounting practices, or internal controls may be communicated in writing to the Company’s Audit Committee.

DIRECTOR COMPENSATION

In April 2015, our Board adopted a compensation program for our directors. Under the program, only independent directors are eligible to receive compensation for their service as Board members. The program provides for an annual cash retainer, additional annual cash retainers for committee chairs and fees for meeting attendance, as follows:

Annual retainer	$130,000

Committee chair retainers
Audit Committee chair	$15,000
Compensation Committee chair	$10,000
Nominating and Corporate Governance Committee chair	$10,000

Meeting Attendance Fees
Each Board meeting	$2,000
Each committee meeting	$1,500

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The following table presents information for compensation earned by them for their service as Board members during 2015.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Total
Kirk K. Calhoun(1)	$165,500	$165,500
Court D. Carruthers(2)	$59,667	$59,667
Stephen P. Larson(3)	$146,000	$146,000
Eva M. Kalawski	—	—
Jacob Kotzubei	—	—
Stephen P. Larson	—	—
Philip E. Norment	—	—
Mary Ann Sigler	—	—

(1)	Consists of the annual retainer ($130,000) and Audit Committee chair retainer ($15,000) and meeting attendance fees ($20,500).

(2)	Consists of a pro-rated portion of the annual retainer ($54,167) based on the effective date Mr. Carruthers joined the Board (August 7, 2015) and meeting attendance fees ($5,500).

(3)	Consists of the annual retainer ($130,000) and meeting attendance fees ($16,000).

We reimburse each member of our Board for out-of-pocket expenses incurred by them in connection with attending meetings of the Board and its committees. Cash compensation and reimbursements are paid in arrears on a quarterly basis. There is currently no formal policy in place relating to the granting of equity awards to our directors.

MEETINGS OF THE BOARD AND BOARD COMMITTEES

During 2015, our Board met five times. In addition to the meeting of the full Board, directors also attended meetings of Board committees on which they served. Overall, our directors had an attendance rate of over 86%. All of the directors attended at least 75% of the meetings of the Board and the committees on which they served, except for Messrs. Kotzubei and Norment. While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting of stockholders. Three of our six directors attended our 2015 annual meeting of stockholders.

The standing committees of the Board (other than the Executive Committee), with the membership indicated as of February 29, 2016, are set forth in the table below. The Board has had an audit committee since prior to the IPO and established the Compensation Committee and Nominating and Corporate Governance Committee in connection with the IPO.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kirk K. Calhoun*	X(C)	X
Court D. Carruthers*	X
Eva M. Kalawski			X
Jacob Kotzubei		X(C)
Stephen P. Larson*	X
Philip E. Norment			X
Mary Ann Sigler		X	X(C)

*     Independent director within the definition under the NYSE rules.

(C)  Committee Chair.

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EXECUTIVE COMMITTEE

In December 2014, the Board established an Executive Committee in accordance with our Bylaws. The Executive Committee has and may exercise all powers that the Board legally delegates to it. In addition, during the intervals between meetings of the Board, the Executive Committee has and may exercise all of the powers of the Board, other than such powers as are granted to the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, in the management of the business and affairs of the Corporation, unless otherwise limited by a resolution of the Board, the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or applicable law. The Executive Committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. The Executive Committee consists of Messrs. Kotzubei, Larson and Norment. In 2015, the Executive Committee did not meet.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating and Corporate Governance Committee (the “Governance Committee”) considers and oversees all corporate governance issues as they arise and develops appropriate recommendations for the Board regarding those issues. It is also responsible for reviewing the requisite skills and characteristics of the members of the Board. In 2015, the Governance Committee met two times. The Governance Committee consists of Mr. Norment and Mses. Kalawski and Sigler, none of whom is independent under NYSE rules. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for the purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Governance Committee to be comprised entirely of independent directors.

Our Board has adopted a written charter for the Governance Committee, pursuant to which the Governance Committee has, among others, the following responsibilities:

•	Oversee and assist our Board in identifying, reviewing and recommending nominees for election as directors and for appointment to Board committees;

•	Review and evaluate the overall effectiveness and functioning of the management and the Board and the compliance of the Board with applicable legal requirements;

•	Review and evaluate the composition and performance of the other Board committees, and recommend any changes to the composition, size and functions of each committee;

•	Develop, review and recommend corporate governance guidelines; and

•	Generally advise our Board on corporate governance and related matters.

Qualifications for Directors

In selecting or recommending candidates to serve as directors, the Governance Committee takes into consideration the following criteria as approved by the Board, and as modified by the Board from time to time, and such other factors as it deems appropriate:

(i)	high personal and professional ethics, values and integrity;

(ii)	education, skill and experience that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board as a whole;

(iii)	ability and willingness to serve on any committees of the Board; and

(iv)	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

The Governance Committee will consider all candidates recommended by the Company’s stockholders in accordance with the procedures set forth in the Company’s annual proxy statement. The Governance Committee may also consider candidates proposed by management. For additional information, see “Stockholder Nominations for Directors,” below on page 48.

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Governance Guidelines and Committee Charters

We maintain a corporate governance page on our website that includes our Corporate Governance Guidelines, Code of Ethics and Business Conduct and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees. The corporate governance page can be found at ir.ryerson.com by clicking on “Governance.” Stockholders also may obtain copies of these materials by contacting us at Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052.

Code of Ethics

Our Board has adopted a code of ethics (“Code of Ethics”) that contains the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. A copy of the Code of Ethics may be found at the end of our general code of ethics and business conduct, available on our corporate governance webpage located at ir.ryerson.com. We will provide a copy of our general code of ethics and business conduct, which includes the Code of Ethics, to any person, without charge, upon request, by writing to the Compliance Officer, Ryerson Holding Corporation, 227 W. Monroe, 27th Floor, Chicago, Illinois 60606 (telephone number: 312-292-5000). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by posting such information on the corporate governance page on our website, which can be found at ir.ryerson.com by clicking on “Governance.”

Communications with Directors

An employee, officer or other interested party who has an interest in communicating with non-management members of the Board may do so by directing the communication to the chief legal officer of the Company. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the chief legal officer, c/o Ryerson Holding Corporation, 227 W. Monroe, 27th Floor, Chicago, Illinois 60606. The chief legal officer will provide a summary of all appropriate communications to the addressed non-management directors.

BOARD LEADERSHIP STRUCTURE

Under our Bylaws, the Board may appoint one of the directors as Chairman of the Board. The Chairman of the Board may be a management or a non-management director and may or may not be the same individual as our CEO (if our CEO is a director), at the option of the Board. The Board believes it should be free to make this determination depending on what it believes is best for the Company in light of all the circumstances. The Company’s CEO is currently not a member of the Board and the Board currently does not have a Chairman of the Board. This leadership structure also allows our CEO to focus his time and energy on operating and managing the Company and leverages the experiences and perspectives of all of the Company’s directors.

Our non-management directors meet at regularly scheduled executive sessions without management present, usually in conjunction with regularly scheduled Board meetings. In addition, at least once each year the independent directors meet in executive session without any other persons present. One of our independent directors is chosen by the directors at each such session of non-management directors or independent directors to preside over the session.

BOARD OVERSIGHT OF RISK

Our Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The Board and its committees are informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board oversees strategic and operational risks, and succession planning.

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Committee Roles

Prior to the IPO, our Board was responsible to evaluate risk arising from our compensation policies and practices; since that time, the newly formed Compensation Committee has assumed that responsibility. Our Audit Committee’s role includes assisting the Board in monitoring the Company’s compliance with legal and regulatory requirements as well as its ethical standards and policies. It also oversees our internal audit function. The committees provide reports to the full Board regarding these and other matters.

Internal Audit

Under its charter, the internal audit department is tasked to help the Company accomplish its objectives by bringing a systematic and disciplined approach to evaluate and improve the effectiveness of the Company’s risk management, control, and governance processes. To promote independence of the department and ensure appropriate internal audit coverage, the internal audit director is responsible for leading the department and reports functionally to the Audit Committee, and administratively (i.e., day to day operations) to the chief financial officer. The internal audit services personnel have unrestricted access to all functions, records, property and personnel of the Company, and full and free access to the Audit Committee. The internal audit department is currently staffed entirely by a third party auditing firm. The internal audit director provides reports to the Audit Committee at each regularly scheduled Audit Committee meeting.

The scope of the department’s internal auditing encompasses, but is not limited to, the examination and evaluation of the adequacy and effectiveness of the Company’s governance, risk management and internal controls, as well as the quality of performance in carrying out assigned responsibilities to achieve the Company’s stated goals and objectives. This includes, among other things:

•	partnering with other governance and monitoring groups to evaluate risk exposure relating to achievement of the Company’s strategic objectives;

•	monitoring and evaluating the effectiveness of the Company’s risk management processes;

•	performing consulting and advisory services related to governance, risk management and control as appropriate for the Company; and

•	reporting significant risk exposures and control issues, including fraud risks, governance issues, and other matters needed or requested by the Audit Committee.

In addition, the internal audit department is responsible to conduct an annual risk assessment and develop a corresponding annual audit plan using a risk-based approach to monitor and report on the adequacy and effectiveness of the Company’s processes for controlling its activities and managing its risks.

AUDIT COMMITTEE

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. In 2015, the Audit Committee met four times. The Audit Committee consists of Messrs. Calhoun, Carruthers and Larson. Each of Messrs. Calhoun, Carruthers and Larson are “independent” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the applicable NYSE rules. Each is “financially literate,” and Mr. Calhoun, the chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Ms. Sigler was an Audit Committee member until August 2015, when Mr. Carruthers joined the Board and replaced her on the Audit Committee. Ms. Sigler was not “independent” under Rule 10A-3(b)(1) and the Company relied on Rule 10A-3(b)(1)(iv) to exempt her from Rule 10A-3’s independence requirements for audit committee members for one year after the effective date of the registration statement with respect to our common stock issued in the IPO. In accordance with NYSE rules and Rule 10A-3, we appointed Court D. Carruthers as a third independent director to our Board within such one year period, and Mr. Carruthers took Ms. Sigler’s place as a member of the Audit Committee at that time so that all of our Audit Committee members were then “independent” as such term is defined in Rule 10A-3(b)(1) and applicable NYSE rules. It is the Company’s assessment that Ms. Sigler’s service on the Audit Committee and reliance on the above-described exemption with respect to her independence did not materially adversely affect the ability of the Audit Committee to act independently or to satisfy the other requirements of Rule 10A-3.

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Our Board has adopted a written charter for the Audit Committee, pursuant to which the Audit Committee has, among others, the following responsibilities:

•	Review and recommend to the Board the independent auditors to be selected to audit the financial statements;

•	Inquire as to the independence of the independent auditors and obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company; in addition, review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the independent audit and recommend that the Board take appropriate action in response to the independent auditors’ written statement to satisfy the Board as to the independent auditors’ independence;

•	Pre-approve all services provided by the independent auditors to the Company;

•	Pre-approve appropriate funding for payment of (a) compensation to the Company’s independent auditors for preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) compensation to any advisors employed by the Committee and (c) ordinary administrative expenses necessary or appropriate to carry out its duties;

•	Ensure proper audit partner rotation;

•	Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized and at its conclusion review the audit with the Committee; upon completion of the audit and following each interim review of the Company’s financial statements, discuss with the independent auditors all matters required to be communicated to the Committee under generally accepted auditing standards, including the judgments of the independent auditors with respect to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the financial statements;

•	Review with the independent auditors, the internal auditor (if any), and the financial and accounting personnel, the adequacy of the accounting and financial controls and elicits any recommendations for improvement or particular areas where augmented controls are desirable;

•	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the audit plans proposed for the coming year and the coordination of such plans with the work of the independent auditors;

•	Receive before each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan;

•	Review the financial statements contained in the annual and quarterly reports with management and the independent auditors;

•	Review any year-to-year changes in accounting principles or practices;

•	Provide sufficient opportunity at each meeting for the internal and independent auditors to meet with the Committee without management present; among the items to be discussed in these meetings are the independent auditors’ evaluation of the financial, accounting, and auditing personnel, and their cooperation during the audit;

•	Review with the independent auditors any problems or difficulties the auditors may have encountered, including any disagreements with management;

•	Review accounting and financial personnel and succession planning;

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain professional advice (at the expense of the Company) for this purpose if, in its judgment, that is appropriate; and

•	Establish, as necessary, detailed pre-approval policies and procedures for engaging audit and non-audit services.

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Audit, Audit-related and Other Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of Ernst & Young LLP, our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP. For additional information regarding the services provided by Ernst & Young LLP and the fees for such services, see “Ratification of Appointment of Independent Registered Public Accounting Firm,” above on page 5.

Pre-approval Policies

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee has established pre-approval policies and procedures. Permissible non-audit services are services allowed under SEC regulations. The Audit Committee may pre-approve certain specific categories of permissible non-audit services up to an annual budgeted dollar limit. If any permissible non-audit services do not fall within a pre-approved category or exceed the approved fees or budgeted amount, the services and the additional fees have to be pre-approved by the Audit Committee on a project-by-project basis. The Audit Committee may delegate to any member of the Committee the duty to pre-approve any payments of compensation to the independent registered public accounting firm, provided that the decisions of such member to grant pre-approvals shall be presented to the full Committee for ratification.

No required pre-approvals were waived or approved after the services commenced. Before approving the non-audit services described as “Tax Fees” under “Ratification of Appointment of Independent Registered Public Accounting Firm,” above on page 5, the Audit Committee reviewed whether the independent registered public accounting firm could provide those services and maintain its independence. The Audit Committee approved 100% of the audit-related and tax fees for 2015 and 2014.

Other Policies

The Audit Committee has adopted policies to ensure the independence of the Company’s independent registered public accounting firm, including policies on employment of audit firm employees and audit partner rotation.

AUDIT COMMITTEE REPORT – FINANCIAL STATEMENTS RECOMMENDATION1

Management is responsible for the preparation, presentation and integrity of Ryerson’s consolidated financial statements and the reporting process including Ryerson’s internal controls over financial reporting and their effectiveness. The independent registered public accounting firm of Ernst and Young LLP (“E&Y”) is responsible for performing an independent audit of Ryerson’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these activities and processes. In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed with management Ryerson’s audited consolidated financial statements as of and for the year ended December 31, 2015 and management has represented that the consolidated financial statements were prepared in accordance with generally accepted accounting principles;

2. The Audit Committee has discussed with E&Y the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees);

3. The Audit Committee received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence; and

1 The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

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Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Kirk K. Calhoun, Chair

Court D. Carruthers

Stephen P. Larson

COMPENSATION COMMITTEE

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other named executive officers, evaluating the performance of those officers in light of those goals and objectives and setting compensation of those officers based on such evaluations. In 2015, the Compensation Committee met three times. The Compensation Committee consists of Messrs. Calhoun and Kotzubei and Ms. Sigler, of whom only Mr. Calhoun is independent under NYSE rules. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for the purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Compensation Committee to be comprised entirely of independent directors.

Our Board has adopted a written charter for the Compensation Committee, pursuant to which the Compensation Committee has, among others, the following authority to fulfill its duties and responsibilities:

•	Review, revise and interpret the Company’s compensation philosophy, policies and objectives, including reviewing and approving any incentive compensation plans and equity-based plans of the Company; and the Compensation Committee shall report its determinations and any actions it takes with respect to the Company’s compensation philosophy, policies and objectives to the Board;

•	Review and approve annually the corporate goals and objectives applicable to the compensation of the Company’s CEO, evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation; the Committee’s decisions regarding performance goals and objectives and the compensation of the CEO are reviewed and ratified by the Board; in determining the long-term incentive component of the CEO’s compensation, the Committee shall consider all relevant factors, including the Company’s performance and relative stockholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the CEO in past years;

•	Review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation and supplemental retirement programs;

•	Review and approve grants and awards to officers and other participants under the Company’s compensation and participation plans, including the Company’s management incentive plans;

•	Review and make recommendations to the Board regarding the amount and types of compensation that should be paid to the Company’s outside directors, to ensure that such pay levels remain competitive;

•	Review and approve any employment, severance or termination arrangements to be made with any executive officer of the Company;

•	Review all equity compensation plans under the listing standards of the NYSE or such other national securities exchange or stock market on which the Company’s securities may be listed and approve such plans in the Committee’s sole discretion;

•	Annually assist management in drafting the Company’s Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s public filings with the Securities and Exchange Commission by (i) articulating the discussion and analysis to be included in the CD&A, (ii) participating in or overseeing the drafting of the CD&A and (iii) reviewing the CD&A with management and determining whether to

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recommend to the Board that the CD&A be included in the Company’s annual report on Form 10-K or proxy statement, as applicable;

•	Prepare a report annually to be filed with the Company’s annual report on Form 10-K or proxy statement, as applicable, to state whether the Committee has reviewed and discussed the CD&A with management and, based on such review and discussions, whether the Committee has recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K or proxy statement, as applicable; and

•	Submit a report to the Board periodically, which shall include a review of any determinations, recommendations or issues that arise with respect to Company compensation philosophy, policies and objectives, executive compensation, management succession planning and any other matters that the Committee deems appropriate or is requested to be included by the Board.

In addition, the Compensation Committee will review the results of the stockholder advisory votes on (i) executive compensation, and (ii) the frequency of the stockholder votes on executive compensation.

Committee Resources and Authority

Under the Compensation Committee’s charter, the Committee also has the resources and authority to:

•	Retain compensation consultants, independent counsel and other advisors;

•	Terminate any consulting firms and such other advisors;

•	Approve the consulting firms’ and other advisors’ fees and other retention terms; and

•	Determine the appropriate funding (at the expense of the Company) for (i) payment of compensation to any independent counsel and other advisers employed by the Committee and (ii) ordinary administrative expenses of the Committee.

In addition, the Committee may form and delegate its authority to subcommittees or to the Committee Chair when it deems appropriate and in the best interests of the Company, although it did not do so in 2015.

Compensation Committee Interlocks and Insider Participation

Mr. Kotzubei, Mr. Calhoun and Ms. Sigler served on our Compensation Committee during all of the last completed fiscal year. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of the Compensation Committee is now or was previously an employee of the Company. Prior to the IPO, Ms. Sigler served as the Company’s Vice President. They each resigned their positions as officers in August 2014 in connection with the IPO and have not served as officers of the Company since that time.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement, set forth below. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted by the Compensation Committee:

Jacob Kotzubei, Chair

Kirk K. Calhoun

Mary Ann Sigler

2 The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy, objectives and design; our compensation-setting process; our executive compensation program components; and the decisions made in 2015 with respect to the compensation of each of our named executive officers. The Company’s named executive officers for 2015 are:

•	Edward J. Lehner, President & Chief Executive Officer (“CEO”);

•	Erich S. Schnaufer, Chief Financial Officer (“CFO”);

•	Michael J. Burbach, President, North-West Region;

•	Roger W. Lindsay, Chief Human Resources Officer;

•	Kevin D. Richardson, President, South-East Region; and

•	Michael C. Arnold, Former President & CEO.

Mr. Arnold retired effective May 31, 2015. Mr. Lehner served as the Company’s Executive Vice President & Chief Financial Officer until he became the Company’s President & CEO, effective June 1, 2015. Also effective June 1, 2015, Mr. Schnaufer, previously the Company’s Controller & Chief Accounting Officer, became the Company’s Interim Chief Financial Officer as well. In January 2016, Mr. Schnaufer was appointed as the Company’s Chief Financial Officer. Mr. Lindsay served as Chief Human Resources Officer & President, Canada until July 2015, at which time he became Chief Human Resources Officer.

Executive Compensation Philosophy

As a private company prior to our August 2014 IPO, our compensation decisions with respect to our named executive officers historically were based on the goal of achieving performance at levels necessary to provide meaningful returns to our stockholders. To this end, our compensation decisions were primarily based on the goals of recruiting, retaining and motivating individuals who could help us meet and exceed our financial and operational goals. Since the IPO (including in 2015) the Company’s compensation decisions continue to be based on those same goals, for the purpose of providing meaningful returns to our expanded stockholder base.

Objectives. Ryerson’s executive compensation program is designed to:

•	align the interests of executive management with stockholders;

•	provide market competitive compensation;

•	attract and retain talented executives;

•	differentiate rewards based on individual performance;

•	encourage long-term value creation; and

•	avoid incentivizing excessive risk taking.

Principles. Ryerson seeks to promote a high-performance culture and create a compensation program that recognizes and rewards superior individual and Company performance. The following key principles are applied by the Board and our Compensation Committee when determining the compensation approach for the Company’s executives:

•	Accountability – Performance-based compensation is tied to corporate results, applicable business unit results and individual performance metrics. This ensures executives are held accountable through their compensation for the performance of the business and for achieving the Company performance objectives, thereby enhancing stockholder value.

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•	Competitive Positioning – Ryerson seeks to provide competitive total compensation that includes significant upside and downside potential for executives, with actual pay determined based on performance. For compensation decisions made based on peer group data, target compensation will be based upon a range around the median of the defined peer group.

•	Market Compensation Elements – The compensation components reflect the competitive marketplace so that we can attract, motivate, reward and retain talented executives through business cycles.

Consideration of Results of Advisory Vote on Executive Compensation

In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s annual meeting of stockholders held in June 2015, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2015 annual meeting of stockholders. At that time, our stockholders approved, by more than 99% of the shares voted, the compensation of our named executive officers as disclosed in the proxy statement for that meeting. This high level of support was a factor in the Compensation Committee’s continued application of the same principles when making compensation decisions for our named executive officers for 2016.

We expect that our next executive compensation advisory vote will be held at our annual meeting of stockholders in 2018.

Determination of Compensation

In connection with the IPO, the Board established the Compensation Committee to oversee matters including executive compensation. Since that time, the Compensation Committee has been responsible for executive compensation matters as further described above under “Compensation Committee,” beginning on page 17, and has authority to make decisions regarding the named executive officers’ compensation. In determining the levels and mix of compensation, our Compensation Committee has not generally relied on formulaic guidelines but rather has sought to maintain a flexible compensation program that allowed it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to maximize stockholder value. Subjective factors considered in compensation determinations included an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure were sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In some cases in 2015, the Board made decisions regarding the compensation of our named executive officers, rather than the Compensation Committee.

Mr. Lehner’s Employment Agreement

On May 7, 2015, the Company entered into an employment agreement (“Mr. Lehner’s Employment Agreement”) with Mr. Lehner, pursuant to which he was appointed President & CEO of the Company, effective June 1, 2015. Mr. Arnold, who had previously announced his plans to retire as President & CEO, retired effective as of May 31, 2015. The terms of Mr. Lehner’s Employment Agreement were negotiated between Mr. Lehner and members of the Board and Mr. Lehner’s Employment Agreement was approved by the Board, in connection with his appointment. The Board determined it to be in the best interests of the Company to enter into the employment agreement with Mr. Lehner both as a means to induce Mr. Lehner to accept the CEO role and to insure that Mr. Lehner is bound by appropriate post-employment restrictive covenants which are described below under “Mr. Lehner’s 2015 Employment Agreement and Non-Competition Agreement,” on page 38.

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Pursuant to the terms of the Mr. Lehner’s Employment Agreement, Mr. Lehner is entitled to an annual base salary of $650,000 per year and has a target annual bonus opportunity equal to 110% of his base salary, based on the achievement of targets established pursuant to the Company’s Annual Incentive Plan. Also pursuant to Mr. Lehner’s Employment Agreement, Mr. Lehner received a grant of performance units (“PSUs”) and time-vesting restricted stock units (“RSUs”) in amounts such that the total number of RSUs and PSUs granted to him equaled 90,000. The RSUs and PSUs were granted to Mr. Lehner at the same time as the Company’s grants of equity-based, long-term incentive awards to its other executives during 2015. In addition, pursuant to Mr. Lehner’s Employment Agreement, the Company will compensate Mr. Lehner for temporary living expenses in Chicago, including transportation costs for weekly travel between Chicago and his home in Cleveland, through August 31, 2016, and it will also provide Mr. Lehner financial support for his relocation to the Chicago area.

Additional details regarding the terms of Mr. Lehner’s Employment Agreement are described below under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” on page 37.

Use of Peer Groups for 2015 Compensation Matters

In 2014, Ryerson management engaged Towers Watson & Co., an executive compensation consultant, to assist in planning for the Company’s executive compensation program after our initial public offering. As an outside advisor, Towers Watson assisted Ryerson management in evaluating executive compensation programs, providing general executive compensation consulting support including a review of Ryerson’s compensation philosophy, examining existing compensation plans, and partnering with Ryerson management on development of competitive post-IPO executive total rewards design strategies and future compensation design strategies. In 2014, Towers Watson completed competitive market positioning reviews of Ryerson’s named executive officers, based upon an assessment of relevant total compensation comparative data obtained from surveys and publicly reported proxy statements. The comparative reviews assessed the named executive officers’ base salaries, target annual bonuses (as a percentage of salary), total cash compensation and total direct compensation against the compensation paid to comparable executives of the companies listed below, as reported by those companies. The other companies (the “2015 Peer Group”) generally are competitors of Ryerson or conduct business in industries similar to Ryerson’s and have annual sales comparable to Ryerson’s.

AK Steel Holding Corporation	MRC Global Inc.
A. M. Castle & Co.	NCI Building Systems, Inc.
Allegheny Technologies Inc.	Olympic Steel, Inc.
Applied Industrial Technologies, Inc.	Quanex Building Products Corporation
Carpenter Technologies Corp.	Reliance Steel & Aluminum Co.
Commercial Metals Company	Russel Metals Inc.
Gibraltar Industries, Inc.	Schnitzer Steel Industries, Inc.
Haynes International, Inc.	Steel Dynamics Inc.
Kaman Corporation	Worthington Industries, Inc.

Management presented a summary of the Towers Watson reviews to the Compensation Committee in December 2014. The Compensation Committee and Board considered 2015 Peer Group information in making some of its 2015 compensation decisions, as further described below.

Components of Compensation for 2015

The compensation provided to our named executive officers in 2015 consisted of the same elements generally available to our non-executive employees, including base salary, annual bonuses, and retirement and other benefits, each of which is described in more detail below. Additionally, our named executive officers received certain perquisites, our named executive officers other than Mr. Arnold participated in an equity-based long-term incentive program, and Mr. Lehner received a one-time incentive award payment, each as also described in more detail below. Our named executive officers may also receive compensation in connection with the termination of their employment in some circumstances, as further described below under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” on page 37, and under “Potential Payments Upon Termination or Change in Control,” on page 42.

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Relationship Among the Different Components of Compensation

In order to ensure that named executive officers are held most accountable for our performance and changes in stockholder value, management and the committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases with increasingly higher levels of responsibility. The value of the named executive officers’ 2015 base salaries, target annual bonus opportunities for 2015 and long-term term incentive plan awards granted in 2015, as a percentage of those three components, are set forth below. Each component is discussed in more detail in the sections below.

Named Executive Officer	Base Salary*	Target Annual Bonus	Long-Term Incentive*
Edward J. Lehner	33.7%	32.2%	34.0%
Erich S. Schnaufer	58.5%	29.2%	12.3%
Michael J. Burbach	44.7%	33.5%	21.7%
Roger W. Lindsay	62.9%	31.4%	5.7%
Kevin D. Richardson	44.7%	33.5%	21.7%
Michael C. Arnold	50.0%	50.0%	0.0%

*The value of the base salaries is based on the named executive officers’ base salary rates as of December 31, 2015. The value of the long-term incentive award (RSUs and PSUs) is determined as the grant date fair value of the awards as described in footnote 3 to the Summary Compensation Table, below on page 34.

Base Salary

The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities, as well as to recruit well-qualified executives. Salary is paid to ensure that we are able to attract and retain the talent necessary to lead our Company and to ensure that sufficient fixed income is provided even when variable compensation programs pay out below target (or not at all), intending to help mitigate incentive for executives to assume overly risky business strategies.

The named executive officers’ initial base salaries are generally determined in connection with the negotiation of their employment terms upon their hiring or promotion. The salary levels are then reviewed annually in connection with the Company’s salary review for all management employees. Each year, the Company’s chief human resources officer recommends to the CEO a salary adjustment for each officer reporting to the CEO. This recommendation is based on a review of competitive market factors, Company budget considerations, retention considerations and the officer’s performance during the prior year, including his performance against his personal goals determined at the beginning of the prior year. After reviewing this recommendation, the CEO may make modifications based on his own assessment of individual performance and then prepares salary recommendations for the officers reporting to him. The CEO then makes his recommendations to the Compensation Committee for each officer (other than himself); the chief human resources officer makes a recommendation directly to the Compensation Committee regarding the CEO’s salary, which recommendation is determined in the same manner as his recommendations to the CEO regarding the other officers’ salaries. The Compensation Committee members then review the salary recommendations and, after any adjustments, determine the officers’ base salaries on behalf of the Company. In determining base salaries for our named executive officers for any particular year, the Committee generally considers, among other factors, competitive market practice, individual performance for the prior year and the mix of fixed compensation to overall compensation.

2015 Base Salaries

Mr. Arnold’s base salary during 2015 remained unchanged from his $772,500 base salary in effect at the end of 2014, due to his announced retirement. Pursuant to Mr. Lehner’s Employment Agreement, Mr. Lehner’s base salary was increased from $477,000 to $650,000 effective upon his becoming President & CEO effective June 1, 2015.

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With respect to the other named executive officers’ base salaries in 2015, Mr. Lindsay, the chief human resources officer, considered the 2015 Peer Group information in determining his salary adjustment recommendations. Mr. Lindsay also presented this information to Mr. Lehner in connection with his recommendations regarding the salaries of such named executive officers. In June 2015, the Board, acting instead of the Compensation Committee, considered the recommendations, the 2015 Peer Group information and other factors, including market competitiveness, the expanded scope of Mr. Burbach’s and Mr. Richardson’s roles over recent years and Mr. Schnaufer’s appointment to the role of interim CFO, and it modified the salaries of the other named executive officers as follows, effective July 2015:

Named Executive Officer	Previous base salary	Base salary effective July 2015
Erich S. Schnaufer	$ 216,694	$ 260,000
Michael J. Burbach	$ 318,263	$ 375,000
Roger W. Lindsay	$ 322,905	$ 322,905
Kevin D. Richardson	$ 318,263	$ 375,000

Annual Bonus

The Company has historically maintained an annual incentive plan (“AIP”), pursuant to which its key managers (including our named executive officers) are eligible to receive performance-based cash bonuses tied to the Company’s achievement of specified financial performance targets for each year. Each year the Compensation Committee or Board establishes objective financial performance criteria that must be met by the Company in order for bonuses to be paid (usually establishing threshold, target and maximum payout levels for each type of performance criteria), and other terms and conditions of awards under the AIP. It also approves any changes to the bonus targets for the named executive officers, which are expressed as a percentage of annual salary base rates in effect at November 30 of the applicable AIP plan year. No cash AIP bonuses are payable unless we achieve the performance thresholds set for the performance period. The Compensation Committee and our Board generally view the use of cash AIP bonuses as an effective means to compensate our named executive officers for achieving our annual financial goals. In general, a participant must be employed by the Company or its subsidiaries through the end of the AIP plan year in order to receive an AIP bonus payment, although some exceptions exist for circumstances such as retirement, death or position elimination. Additional information regarding AIP bonus payments in these circumstances is included below under “Potential Payments Upon Termination or Change in Control,” below on page 42.

The named executive officers’ target AIP bonus percentages are generally determined in connection with the negotiation of their employment terms upon their hiring or promotion. The target bonus percentages are then reviewed annually by the Company’s chief human resources officer, who makes a recommendation to the CEO regarding any percentage adjustments for each officer reporting to the CEO. This recommendation is based on a review of competitive market factors and retention considerations. After reviewing this recommendation, the CEO may make modifications based on his own assessment, and then prepares recommendations for the officers reporting to him. The CEO then makes his recommendations to the Compensation Committee for each officer (other than himself); the chief human resources officer makes a recommendation directly to the Compensation Committee regarding the CEO’s percentage, which recommendation is determined in the same manner as his recommendations to the CEO regarding the other officers’ salaries. The Compensation Committee members then review the target bonus percentage recommendations and, after any adjustments, determine the officers’ target bonus percentages on behalf of the Company. In determining target bonus percentage for our named executive officers for any particular year, the Committee generally considers the same factors it uses in determining base salary rate adjustments. If a participant’s target bonus percentage is changed effective during a plan year, then the effective target bonus percentage for the plan year is a weighted average of the two percentages, based on the time during 2015 that each of the two percentages was in effect.

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2015 Annual Incentive Plan

In 2015, the Company’s 2015 annual incentive plan (the “2015 AIP”) was approved under the 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”). The target 2015 AIP bonuses for our named executive officers are expressed as a percentage of their annual base salary rates in effect on November 30, 2015.

Mr. Arnold’s target bonus for 2015, expressed as a percentage of his salary, remained unchanged from the 100% in effect for the 2014 AIP, due to his announced retirement. Pursuant to Mr. Lehner’s Employment Agreement, Mr. Lehner’s target bonus percentage was increased from 75% to 110% in connection with his becoming President & CEO, effective June 1, 2015. This resulted in Mr. Lehner’s effective target bonus percentage for 2015 being 95.52%, based on the time that each of the two percentages was in effect (75% for five months and 110% for seven months).

With respect to the other named executive officers’ target bonus percentages for 2015, Mr. Lindsay considered the 2015 Peer Group information in determining his target bonus percentage adjustment recommendations. Mr. Lindsay also presented this information to Mr. Lehner in connection with his recommendations regarding the target bonus percentages of such named executive officers. In June 2015, the Board acting instead of the Compensation Committee considered the recommendations, the 2015 Peer Group information and other factors, including the factors it considered in making base salary rate adjustments, and it modified the target bonus percentages of the other named executive officers as set forth in the below table, effective January 2015. The target AIP bonus levels were set to reflect the relative responsibility for our performance and to allocate appropriately the total cash opportunity between base salary and incentive-based compensation.

Named Executive Officer	Previous target bonus percentage	2015 target bonus percentage
Erich S. Schnaufer	40%	50%
Michael J. Burbach	55%	75%
Roger W. Lindsay	50%	50%
Kevin D. Richardson	55%	75%

For the 2015 AIP, it was determined that a combination of earnings before interest, taxes, depreciation, amortization, reorganization, and other adjustments (“EBITDAR”), and “economic value added” (“EVA”) should be used as the performance measures for determining the cash AIP bonus payable to our named executive officers. EBITDAR and EVA were chosen as the appropriate performance measures to motivate our key executives, including the named executive officers, to both maximize earnings and increase utilization of our working capital.

EBITDAR is calculated as our net income excluding interest and other expense on debt, provision for income taxes, depreciation, amortization, reorganization, net last-in first-out inventory expenses, asset impairment expenses, and other charges (as reported in the Company’s annual audited financial statements included in the Company’s Form 10-K and other SEC filings).

EVA is the amount by which EBITDAR exceeded a carrying cost of capital applied to certain of our assets (“Cost of Capital”). Cost of Capital is equal to our net operating assets (accounts receivable plus average cost inventory plus property, plant & equipment, plus prepaid expenses & other assets, minus accounts payable, minus salaries & wages payable, and minus other current liabilities) (as reported in the Company’s annual audited financial statements included in the Company’s Form 10-K and other SEC filings) multiplied by the “cost of capital rate” of 15%. In summary, EVA is calculated as EBITDAR minus the Cost of Capital.

For Messrs. Arnold, Lehner and Schnaufer, 50% of their bonus opportunity for 2015 was based on Company (“corporate”) EBITDAR during 2015 and the remaining 50% was based on corporate EVA during 2015. For Messrs. Burbach and Richardson, 30% of their bonus opportunity for 2015 was split equally between corporate 2015 EBITDAR and EVA, and the remaining 70% was split equally between their respective assigned region’s 2015 EBITDAR and EVA. Mr. Lindsay’s temporary assignment as President, Canada ended effective July 1, 2015, since which time he has focused full-time on his duties as the Company’s chief human resources officer. As a result, for 2015, 75% of his bonus opportunity was split equally between corporate 2015 EBITDAR and EVA, and the remaining 25% was split equally between the Canada region’s EBITDAR and EVA.

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Actual Payouts under the 2015 AIP

In 2015, the Company’s financial performance resulted in no payout under the 2015 AIP for corporate performance with respect to corporate 2015 EBITDAR or EVA. The Company’s financial performance also resulted in no payout under the 2015 AIP for Messrs. Burbach’s, Richardson’s and Lindsay’s respective assigned regions’ 2015 EBITDAR or EVA. Information on the achievement of each corporate target for 2015 AIP purposes is shown in the table below.

Performance Criteria (Corporate)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	2015 Performance	Payout Percentage Performance
2015 EBITDAR	$210,000,000	$250,000,000	$290,000,000	$106,177,830	0%
2015 EVA	-$1,004,674	$43,007,703	$79,001,969	-$79,343,094	0%

The named executive officers’ bonus opportunities under the 2015 AIP are set forth in the table below.

Named Executive Officer	Base salary(1)	Target 2015 AIP Bonus (as a percentage of base salary)		Target 2015 AIP Bonus (dollar amount)		Actual 2015 AIP Award Paid
Edward J. Lehner	$650,000	96%	(2)	$620,884	(2)	$0
Erich S. Schnaufer	$260,000	50%		$130,000		$0
Michael J. Burbach	$375,000	75%		$281,250		$0
Roger W. Lindsay	$322,905	50%		$161,453		$0
Kevin D. Richardson	$375,000	75%		$281,250		$0
Michael C. Arnold(3)	$772,500	100%		$319,582		$0

(1)	As of November 30, 2015.

(2)	For 2015, Mr. Lehner’s target bonus percentage changed from 75% to 110% in connection with his appointment as President & CEO, effective June 1, 2015. His effective target bonus percentage for 2015 was 95.52%, which is a weighted average of the two percentages, based on the time during that 2015 that each of the two percentages was in effect.

(3)	Mr. Arnold retired effective May 31, 2015. Under the terms of the AIP, Mr. Arnold’s retirement would have been considered a “retirement” for which he would have been eligible for a prorated AIP bonus payment based on the number of days during the year that elapsed prior to his termination date, and depending on the Company’s attainment of the applicable performance measures under the 2015 AIP. Mr. Arnold’s pro-rated target 2015 AIP payment would have been $319,582.

Mr. Lehner’s Discretionary Bonus

Although the Company failed to meet financial targets established pursuant to the 2015 AIP, in February 2016 the Compensation Committee awarded Mr. Lehner a discretionary bonus of $100,000 based on his performance as the Company’s CEO and leader in driving the Company’s performance in 2015 considering the challenging economic conditions.

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Long-Term Incentive Program

Retention Bonus Plan

On July 23, 2014, the Board adopted a new retention plan called the Ryerson Holding Corporation Retention Bonus Plan (the “Retention Bonus Plan”), which is intended to incentivize certain of our employees to continue with the Company following the IPO.

Our Board administers the Retention Bonus Plan and is authorized to, among other things, construe, interpret and implement the plan, to prescribe, amend and rescind rules and regulations relating to the plan and make any other determinations that it deems necessary or advisable for the administration of the plan. The Board may also delegate to certain members of the Board, our officers or employees, or other committees, the authority, subject to such terms as the Board determines appropriate, to perform such functions, including but not limited to administrative functions. Any action of the Board (or its authorized delegates) will be final, conclusive, and binding on all persons, including the Company and plan participants.

Under the Retention Bonus Plan, participants were granted a number of units, which corresponds to their allocation of the total bonus pool that may be awarded under the plan. The total number of units that were made available for grant under the plan was 10,000,000 units, and the total amount of the bonus pool allocated among participants was $10,000,000. Each of our named executive officers participates in the Retention Bonus Plan and was granted the following number of units: Mr. Lehner, 1,574,803 units; Mr. Schnaufer, 393,700 units; Mr. Burbach, 1,338,583 units; Mr. Lindsay, 1,181,102 units; Mr. Richardson, 1,338,583 units; and Mr. Arnold, 1,811,024 units.

The named executive officers’ units vested 20% upon the effectiveness of the IPO and 20% in August 2015 on the first anniversary of the IPO, and will vest 20% on each of the next three anniversaries of the effectiveness of the IPO; provided that (i) all unvested units would be accelerated and vest immediately as of the date the Company achieves a TTM EBITDAR of $400 million or greater; (ii) any units scheduled to vest on the third anniversary of the IPO would be accelerated and vest immediately as of the date the Company achieves a TTM EBITDAR of at least $325 million (but less than $400 million) prior to the third anniversary of the IPO; (iii) any units scheduled to vest on the fourth anniversary of the IPO would be accelerated and vest immediately as of the date the Company achieves a TTM EBITDAR of at least $280 million (but less than $400 million); and (iv) all unvested units would be accelerated and vest immediately as of the date Platinum ceases to hold at least 5% of the outstanding shares of our common stock. Payment of vested bonus amounts is made on the next payroll date after vesting that is at least five business days after the applicable vesting date. For purposes of the Retention Bonus Plan (i) “TTM EBITDAR” means the trailing twelve month period of EBITDAR, and (ii) “EBITDAR” means net income before interest and other expense on debt, provision for income taxes, depreciation and amortization expense, reorganization expenses, advisory services fees and termination costs, debt retirement expenses, foreign currency (gains) losses, impairment charges, purchase consideration expenses, other adjustments and last in, first out inventory accounting expense (income).

In August 2015, 20% of the units of the named executive officers other than Mr. Arnold vested and were paid in cash as set forth in the table below, after the first anniversary of IPO:

Named Executive Officer	Retention Bonus Plan – 2015 Payment
Edward J. Lehner	$314,961
Erich S. Schnaufer	$78,740
Michael J. Burbach	$267,717
Roger W. Lindsay	$236,220
Kevin D. Richardson	$267,717

On a participant’s termination of employment with the Company without “cause” (as defined in the plan), for “good reason” (as defined in the plan), due to death or “disability” (as defined in the plan) or upon a voluntary resignation that the Board determines in its sole discretion to treat as a “qualified retirement,” any unvested units shall immediately vest and become payable on the next payroll date after vesting that is at least five business days after the date of termination. On all other terminations of employment prior to vesting, any unvested units and corresponding bonus amounts will be forfeited.

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In December 2014, Mr. Arnold announced that he would retire during 2015. The Compensation Committee recommended, and the Board approved, the determination that Mr. Arnold’s upcoming retirement would be treated as a qualified retirement under the Retention Bonus Plan, resulting in his unvested units vesting upon his retirement. As a result, Mr. Arnold’s remaining units under the Retention Bonus Plan vested and were paid to him in cash in connection with his retirement on May 31, 2015, resulting in a payment of $1,488,819. This payment includes an extra $40,000 paid as the result of an administrative error. Mr. Arnold has agreed to return to the Company such overpayment.

Long-Term Incentive Plan (“LTIP”)

In August 2015, for the first time since the IPO, the Company made equity awards to some of its employees, including its named executive officers. The Compensation Committee expects that the Company will make equity awards to select employees on an annual basis under an LTIP, in order to serve several compensation objectives. First, the Compensation Committee believes that equity awards, in tandem with our executive stock ownership guidelines described below under “Executive Stock Ownership Guidelines,” on page 32, encourage ownership of our common stock by our executive officers, which aligns the interests of those officers with those of our stockholders. In addition, the vesting provisions applicable to the awards help retain executive officers and reward the achievement of long-term business objectives that benefit our stockholders. The Compensation Committee believes that performance metrics applicable to long-term incentive awards are particularly critical to encourage forward planning for our success. The Compensation Committee intends to continue to align the metrics for future long-term incentive compensation programs with the Company’s strategic goals as they evolve.

The equity awards are issued under the 2014 Omnibus Plan, which was approved by our stockholders prior to the IPO. The 2014 Omnibus Plan permits the grant of various types of awards, which allows the Compensation Committee to choose awards it believes will provide competitive long-term incentive compensation.

The Compensation Committee expects to approve annually the design of the LTIP for the upcoming year and to make LTIP equity awards to named executive officers on an annual basis. Management, including the president & CEO, the CFO and the chief human resources officer, discuss and determine the initial LTIP program elements for recommendation to the Compensation Committee. This includes the type of equity award to be granted as well as the aggregate size of the awards for all selected employees. After considering management’s recommendation and other factors, the Compensation Committee then determines the design of the LTIP for the upcoming year, as well as the types and sizes of awards to the named executive officers.

In determining the type and aggregate size of all awards to be provided and the type and size of awards to the named executive officers, as well as the performance metrics that may apply, the Compensation Committee may consider factors including the strategic goals of the Company, trends in corporate governance, accounting impact, tax-deductibility, the Company’s aggregate budget for long-term incentive compensation, cash flow, the impact on the Company’s earnings per share and the number of shares of common stock that would be required to be allocated. The Compensation Committee may also consider some or all of the following: the officer’s original terms of hire, performance against annual performance goals, and considerations of fairness and comparability within the Company. The Compensation Committee also reviews and may adjust the target long-term incentive award at the time of promotions or other significant increases in executive responsibilities.

2015 LTIP – Type of Equity Granted and Performance Metrics

Management presented 2015 Peer Group data and other general survey data from Towers Watson regarding long-term incentive awards to the Compensation Committee. This data included information regarding award types, mix of awards and award vesting periods. After consideration of the information and management’s recommendations, in June 2015 the Board approved the 2015 LTIP and the named executive officers’ LTIP awards.

Under the 2015 LTIP, named executive officers received a combination of RSUs and PSUs. Each named executive officer’s 2015 LTIP award consisted of a number of RSUs and PSUs; two-thirds of the total number of RSUs and PSUs granted consisted of PSUs and one-third of the total number consisted of RSUs. More PSUs were granted than RSUs in order to place greater emphasis on improving financial performance.

The RSUs and PSUs awarded under the 2015 LTIP were granted in August 2015. All of the RSU and PSU awards were subject to award agreements and the terms of the 2014 Omnibus Plan.

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Restricted Stock Units (“RSUs”)

A restricted stock unit is a right to receive a share of Ryerson common stock (or cash based on the value of a share of stock) on a specified vesting date in the future. Approximately 43% of the RSUs awarded under the 2015 LTIP to the named executive officers vested on August 31, 2015. The Board thought it appropriate that a portion of the RSUs vest soon after the grant date because no equity awards had been made in 2014 following the IPO or during the first half of 2015. Of the remaining RSUs, one-third will vest on each of the first three anniversaries of the RSU grant date, provided that the recipient remains employed by the Company through the applicable vesting date.

Under the form of RSU award agreement applicable to the RSUs under the 2015 LTIP, holders of the RSUs accrue dividend equivalents with respect to the RSUs in the event the Company declares a cash dividend on its common stock, but they have no rights as stockholders with respect to the RSUs (e.g., no voting rights). Holders of the RSUs may not sell, assign or otherwise transfer the RSUs, and any unvested RSUs are forfeited if the holder’s employment is terminated for any reason.

Performance Units (“PSUs”)

A performance unit is a right to receive a share of Ryerson common stock (or cash based on the value of a share of stock) on a specified vesting date in the future, subject to the level of achievement of predetermined organizational performance goals over a specified period of time. The PSUs awarded under the 2015 LTIP will vest, if at all, after the third anniversary of the PSU grant date. Vesting of the PSUs is subject to the recipient remaining employed by the Company through the vesting date, and the portion of the PSUs that vest will depend on the level of the Company’s performance over the three-year period from 2015 through 2017 (the “PSU Performance Period”) against certain performance objectives. The actual number of shares of Ryerson common stock received with respect to a PSU award might not equal the targeted number of shares, depending on the Company’s performance. The three-year performance period was chosen to emphasize the importance of achieving longer-term goals in creating value for stockholders, and to diminish the effect of short-term macroeconomic volatility on achievement of longer-term objectives of the 2015 LTIP.

Under the form of PSU award agreement applicable to the PSUs under the 2015 LTIP, holders of the PSUs have no rights as stockholders with respect to the PSUs (e.g., no voting rights) and do not accrue any dividend equivalent rights. Holders of the PSUs may not sell, assign or otherwise transfer the PSUs, and any unvested PSUs are forfeited if the holder’s employment is terminated for any reason.

PSU Performance Objectives

Payment under the PSUs is subject to the achievement of two PSU performance objectives – (i) a “Cumulative Managerial Controllable Free Cash Flow” performance objective and (ii) a “Relative Free Cash Flow Yield” performance objective.

“Cumulative Managerial Controllable Free Cash Flow” means the sum of Adjusted EBITDA, excluding LIFO expense or income (as reported in the Company’s SEC filings for the applicable period), plus or minus changes in the Consolidated Statements of Cash Flows for inventory, accounts receivable, accounts payable, capital expenditures, and proceeds from asset sales, for the Company’s 2015, 2016 and 2017 fiscal years (as reported in the Company’s Forms 10-K) combined.

“Relative Free Cash Flow Yield” determination begins by calculating the Company’s “Free Cash Flow Yield,” which is defined as (A) divided by (B), where (A) is cash flow from operating activities, less capital expenditures, plus proceeds from the sale of assets (“Free Cash Flow”) for a fiscal year during the Performance Period (all as reported on Form 10-K), and (B) is stock market capitalization for the last day of such fiscal year. The same calculation for each comparative fiscal year during the Performance Period is performed for a group of the Company’s publicly traded direct competitors (the “LTIP Competitors Group”) by summing LTIP Competitors Group’s Free Cash Flows and dividing by their aggregate equity market capitalizations on the last day of such fiscal year to compute a LTIP Competitors Group equity market capitalization weighted Free Cash Flow Yield. Relative Free Cash Flow Yield is determined by comparing the Company’s Free Cash Flow Yield metric against the LTIP Competitors Group’s for each fiscal year 2015, 2016 and 2017. A positive Relative Cash Flow Yield exists for a fiscal year if the Company’s Free Cash Flow Yield for that year is greater than that of the LTIP Competitors Group for the same year.

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Determining PSUs Earned and Award Range

The actual number of PSUs, if any, that are earned will be based on the Company’s Cumulative Managerial Controllable Free Cash Flow and Relative Free Cash Flow Yield for the Performance Period. In order for any PSUs to be earned for the Performance Period, both (i) Cumulative Managerial Controllable Free Cash Flow must be achieved at a level at least equal to the threshold performance level, and (ii) Relative Free Cash Flow Yield must be positive in at least one of the three years measured during the Performance Period. If both such conditions are met, the number of PSUs earned will be equal to one-third of the target number of PSUs set forth in Section 1, multiplied by (i) the number of years during the Performance Period (out of three) that the Relative Free Cash Flow Yield was positive, multiplied by (ii) the Percent of Shares Earned based on Cumulative Managerial Controllable Free Cash Flow. The Percent of Shares Earned based on Cumulative Managerial Controllable Free Cash Flow is 50% for performance at the threshold level and increases up to 100% for performance at a target level. Performance at a level above a target level does not result in shares earned in excess of the target number of PSUs awarded. The level of difficulty of attaining the Cumulative Managerial Controllable Free Cash Flow performance objectives is moderate, based on projected results over the performance period. Overall attainment is predicated on attainment of the Relative Free Cash Flow Yield, which is dependent in part upon the performance of the LTIP Competitors Group. When granted, the company expects that performance results will be in the range between threshold and target levels.

Named Executive Officer 2015 LTIP Awards

On June 10, 2015, after review of management’s recommendations regarding the type and size of 2015 LTIP awards to the named executive officers, the Board awarded the named executive officers the following 2015 LTIP awards, which were granted August 17, 2015. Mr. Arnold had retired prior to the grant of the 2015 LTIP awards and did not receive a 2015 LTIP award.

Named Executive Officer	PSUs (units)	RSUs (units)	RSUs vested August 2015 (units)	RSUs vesting through 2018* (units)
Edward J. Lehner	48,240	41,760	18,000	23,760
Erich S. Schnaufer	4,020	3,480	1,500	1,980
Michael J. Burbach	13,400	11,600	5,000	6,600
Roger W. Lindsay	2,144	1,856	800	1,056
Kevin D. Richardson	13,400	11,600	5,000	6,600

*	One-third of such RSUs will vest on each of the first three anniversaries of the RSU grant date.

Mr. Lehner’s LTIP 2015 award of a total of 90,000 units was made pursuant to the term of Mr. Lehner’s Employment Agreement. The Board approved 2015 LTIP awards to the named executive officers other than Mr. Lehner and Mr. Arnold after considering 2015 Peer Group data, the officers’ positions and shares available for allocation under the 2014 Omnibus Plan.

Additional information regarding the 2015 LTIP equity awards granted to our named executive officers, including the threshold and target award amounts for the PSUs granted to each of our named executive officers, is included in the table below under “Grants of Plan-Based Awards,” on page 36.

Retirement Benefits

Defined Contribution Plans

Our tax-qualified employee savings and retirement plan (the “401(k) Plan”) covers certain full- and part-time employees, including our named executive officers. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limits and have the amount of such reduction contributed to the 401(k) Plan. Our Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement.

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Our Board reviewed the basic employee matching contribution policy under the 401(k) Plan in 2013 and concluded that it was competitive as compared to that of other employers. With respect to the 401(k) Plan, in 2015, we matched 100% of the first 4% of each employee’s contributed base salary and 50% of the contributions from 4% to 6% of the employee’s contributed base salary. All of our named executive officers participated in the 401(k) Plan on the same basis as our other employees in 2015.

We also maintain a nonqualified savings plan, which is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual contributions allowed by applicable law to the 401(k) Plan to make additional deferrals in excess of the statutory limits. Under this plan, participants may contribute from 1% to 10% of their base salary. Just as we do for the 401(k) Plan, under this plan we match 100% of the first 4% of each participant’s contributed base salary contributed and 50% of the contributions from 4% to 6% of the participant’s contributed base salary. Our Board believes that our nonqualified savings plan provides an enhanced opportunity for our eligible employees, including our named executive officers, to plan for and meet their retirement savings needs. In 2015, none of our named executive officers contributed to the nonqualified savings plan and we did not make any contributions to it on behalf of any of them. As of December 31, 2015, Messrs. Burbach and Richardson each had an aggregate account balance under the nonqualified savings plan, equal to $10,846 and $35,300, respectively. For additional information, see “Nonqualified Deferred Compensation,” below on page 42.

Pension Plans

We currently sponsor the Ryerson Pension Plan, a qualified defined benefit pension plan. Of our named executive officers, only Messrs. Burbach and Richardson were eligible to participate in the Ryerson Pension Plan. Mr. Burbach was eligible to participate in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Former Participants in the Integris Metals, Inc. Pension Plan, which was frozen as of December 31, 2005, and Mr. Richardson was eligible to participate in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Salaried Employees of Ryerson Inc. and Certain Subsidiaries, which was frozen as of December 31, 1997.

We also sponsor the Integris Metals, Inc. Excess Retirement Benefit Plan, a nonqualified supplemental pension plan, in which only Mr. Burbach participated. This plan was frozen as of December 31, 2005.

Mr. Burbach’s combined frozen pension benefit from these pension plans is approximately $74,949 annually upon his retirement upon reaching retirement age under the plans, which is 62 years. Mr. Richardson’s combined frozen pension benefit from these pension plans is approximately $13,227 annually upon his retirement; due to the length of his service at the Company, Mr. Richardson could retire at any time and receive this benefit. These plans are described in further detail below under “Pension Benefits,” on page 41.

Perquisites and Other Benefits

All of our named executive officers were eligible for coverage under our health insurance programs, as well as group life insurance, short-term disability and long-term disability benefits, on the same terms as our other employees.

Housing and Relocation Expenses

Mr. Lehner’s employment agreement executed in 2012 and in effect prior to the effectiveness of Mr. Lehner’s Employment Agreement provided for Company payments for temporary housing in Chicago, weekly round trip airfare to Ohio, and payments pursuant to the relocation policy, which provided for payment of or reimbursement for certain expenses such as moving expenses, buying and selling a home, and a tax gross-up for any income related to such relocation payments and reimbursements. Under Mr. Lehner’s Employment Agreement effective June 1, 2015, the Company extended Mr. Lehner’s temporary housing and transportation payments through August 31, 2016, and included a tax gross-up for such payments. Mr. Lehner’s Employment Agreement also provides for support for Mr. Lehner with respect to his relocation to the Chicago area. Our Board believed that Mr. Lehner should not suffer any adverse financial impact due to his working in Illinois.

In connection with Mr. Lindsay’s August 2013 appointment as President, Canada as a temporary assignment in addition to his duties as Chief Human Resources Officer, the Company entered into an agreement with him that provides for Company payments for certain expatriate-related expenses associated with his assignment to Canada in connection with that appointment. Pursuant to the agreement, the Company paid for his expenses including an apartment and utilities in the Toronto metropolitan area; a leased automobile and related expenses; annual income tax preparation service fees; and repatriation expenses. Our Board believed that Mr. Lindsay should not suffer any

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adverse financial impact due to his assignment to Canada. Mr. Lindsay’s agreement also provides for tax equalization and tax gross-up for all expatriate-related allowances, which the Board believed was important to ensure that Mr. Lindsay’s tax liability will neither exceed nor be less than his tax liability if he were living and working in the United States. Mr. Lindsay’s assignment to Canada ended in July 2015.

Employment Agreements

Our Compensation Committee believes that employment agreements with our named executive officers are valuable tools to both enhance our efforts to retain these executives and protect our competitive and confidential information. We are party to agreements with each of our named executive officers that govern their employment with the Company. Mr. Lehner’s Employment Agreement and the other named executive officers’ employment agreements are described in more detail under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” below on page 37. Mr. Lehner’s Employment Agreement is also further described under “Mr. Lehner’s Employment Agreement,” above on page 20. The estimates of the value of the benefits potentially payable under these agreements upon a termination of employment or change of control are included under “Potential Payments Upon Termination or Change in Control,” below on page 42.

Compensation Risk Management

The Company’s management conducts a risk-assessment annually related to the Company’s compensation programs and presents to the Compensation Committee its assessment of the related risks. The Company’s assessment included a review and assessment of risks related to Company’s AIP and LTIP discussed in this proxy statement as well as sales incentive plans applicable to the Company’s sales employees. We have reviewed our compensation policies and practices and have determined that those policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Considerations and Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for compensation in excess of $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than the chief financial officer), unless an exception applies. For example, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. We intend to rely on transitional relief under Code Section 162(m) that exempts newly-public companies from the limitations on deductibility, for so long as such transition rules apply to us. After the transition period, our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program would satisfy the requirements for the performance-based compensation exception from the $1 million deduction limitation. None of the named executive officers’ compensation for 2015 was not deductible for purposes of Code Section 162(m). However, the Compensation Committee may, from time to time, design programs that are intended to further our success, including by enabling us to continue to attract, retain, reward and motivate highly-qualified executives, that may not qualify as performance-based compensation under Code Section 162(m).

Executive Stock Ownership Guidelines

In June 2015, the Board established stock ownership guidelines for executive officers, including all named executive officers. The guidelines are intended to increase the stake these officers hold in the Company and to more closely align their interests with those of our stockholders. The guidelines provide that officers meet the following stock ownership requirements:

•	The President & CEO should acquire and maintain stock ownership equal in value to five times his base salary;

•	The CFO should acquire and maintain stock ownership equal in value to three times his base salary;

•	Each Regional President should acquire and maintain stock ownership equal in value to three times his base salary; and

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•	Other executive officers should acquire and maintain stock ownership equal in value to one time his base salary.

Executive officers have five years to achieve the above ownership requirements from the date the ownership guidelines were adopted. Newly hired and promoted executive officers will have five years from the date they are appointed to achieve their ownership requirements. Shares purchased by the executive officer and vested RSUs and PSUs are included in the calculation of stock ownership levels.

Based on the closing price per share of our common stock on the NYSE on December 31, 2015, of $4.67 per share, the last trading day of fiscal year 2015, as of that date our continuing named executive officers held the following percentages of their base salaries at that date: Mr. Lehner, 50%; Mr. Schnaufer, 12%; Mr. Lindsay, 20%; Mr. Burbach, 37%; and Mr. Richardson, 62%.

Prohibition on Speculative Stock Transactions

The Company considers it improper and inappropriate for our officers and directors to engage in speculative transactions in Ryerson securities. Therefore, our insider trading policy prohibits such persons from engaging in short sales of our securities and certain other inherently speculative transactions in our securities.

2016 Base Salaries

In 2015, Ryerson management again engaged Towers Watson to provide information in connection with the Company’s design of its executive compensation program for 2016. Towers Watson provided data to the Company of a substantially similar nature as it had provided the previous year, based upon an assessment of relevant total compensation comparative data obtained from surveys and publicly reported proxy statements. The comparative reviews assessed the named executive officers’ compensation components against compensation paid to comparable executives of other companies that are generally competitors of Ryerson or conduct business in industries similar to Ryerson’s and have annual sales comparable to Ryerson’s. The other companies (the “2016 Peer Group”) consisted of the same companies as comprised the 2015 Peer Group.

Management presented a summary of the Towers Watson reviews to the Compensation Committee in December 2015. The Compensation Committee and Board considered 2015 Peer Group information in making compensation decisions in February 2016.

In connection with Mr. Schnaufer’s appointment as Ryerson’s Chief Financial Officer effective January 25, 2016, his annual base salary increased from $260,000 to $295,000 as of that date.

With respect to the base salaries of the other named executive officers, on February 24, 2016 the Compensation Committee approved increases in annual base salary for Mr. Lehner from $650,000 to $670,000, for Mr. Burbach from $375,000 to $390,000, and for Mr. Richardson from $375,000 to $390,000. Mr. Lindsay recommended annual base salary adjustments for the named executive officers other than the CEO to Mr. Lehner based on competitive market data as provided by Towers Watson, individual performance and Company budget considerations. Mr. Lehner reviewed and approved these recommendations for consideration by the Compensation Committee. Mr. Lindsay also recommended directly to the Committee a base salary adjustment for Mr. Lehner. The base salary adjustments approved in the February 25, 2016 will become effective in June 2016.

Recommendation

As set forth in the “Compensation Committee Report” above on page 18, the committee has reviewed this Compensation Discussion and Analysis and recommended its inclusion in this proxy statement.

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Compensation Tables

The following table presents compensation information for Mr. Arnold, our former President & Chief Executive Officer; Mr. Lehner, our President & Chief Executive Officer; Mr. Schnaufer, our Chief Financial Officer; and Messrs. Burbach, Lindsay and Richardson, our three next most highly compensated executive officers serving on December 31, 2015. It presents compensation information for Mr. Arnold and Mr. Lehner for the last three fiscal years, compensation information for Messrs. Burbach, Lindsay and Richardson for 2015 and 2014 only, since those three named executive officers were not named executive officers in 2013, and compensation information for Mr. Schnaufer for 2015 only, since he was not a named executive officer in 2014 or 2013.

Summary Compensation Table

For Fiscal Year Ended December 31, 2015

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(2) (d)	Stock ($)(3) (e)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)

Edward J. Lehner, President & Chief Executive Officer	2015	$598,481	$100,000	$656,100	$314,961	—	$134,310	$1, 803,852
	2014	$464,538	$45,614	—	$716,535	—	$112,074	$1,338,761
	2013	$450,000	$60,346	—	—	—	$83,456	$593,802

Erich S. Schnaufer, Chief Financial Officer	2015	$246,681	—	$54,675	$78,740	—	$11,866	$391,962

Michael J. Burbach, President, North-West Region	2015	$358,872	—	$182,250	$267,717	$0	$14,492	$823,331
	2014	$313,295	$6,827	—	$470,944	$196,415	$14,705	$1,002,186

Roger W. Lindsay, Chief Human Resources Officer	2015	$335,324	—	$29,160	$236,220	—	$233,746	$834,450
	2014	$316,487	$13,925	—	$451,558	—	$260,929	$1,042,900

Kevin D. Richardson, President, South-East Region	2015	$358,872	—	$182,250	$267,717	$0	$14,492	$823,331
	2014	$313,295	$2,171	—	$475,600	$31,917	$15,776	$838,759

Michael C. Arnold, Former President & Chief Executive Officer(7)	2015	$341,683	—	—	$1,488,819	—	$12,858	$1,843,360
	2014	$762,118	—	—	$6,479,336	—	$20,720	$7,262,174
	2013	$750,006	$400,000	—	—	—	$15,103	$1,165,109

(1)	Mr. Lehner served as the Company’s Executive Vice President & Chief Financial Officer until he became the Company’s President & CEO, effective June 1, 2015. Also effective June 1, 2015, Mr. Schnaufer, previously the Company’s Controller & Chief Accounting Officer, became the Company’s Interim Chief Financial Officer as well. In January 2016, Mr. Schnaufer was appointed as the Company’s Chief Financial Officer

(2)	For 2015, consists of a discretionary bonus awarded to Mr. Lehner, as described above on page 26 under “Mr. Lehner’s Discretionary Bonus,” which was paid to him in March 2016.

(3)	The amounts in this column reflect the aggregate grant date fair values of the restricted stock units (“RSUs”) and performance units (“PSUs”) awarded to the named executive officers on August 17, 2015, under the 2015 LTIP, as further described above under “Long-Term Incentive Plan (‘LTIP’),” on page 28, and below under “Grants of Plan-Based Awards,” on page 36. The assumptions used by the Company to calculate the grant date fair value of these awards are not discussed in

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the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of the RSU and PSU awards was computed in accordance with FASB ASC Topic 718 and the per-unit grant date fair value of each award was determined to be the closing price per share of our common stock on the day of grant, $7.29 per share. This determination with respect to the PSUs assumes that the PSUs will be earned at target performance levels and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date, excluding the effect of estimated forfeitures.

(4)	For 2015, consists of each named executive officer’s Retention Bonus Plan payments described under “Retention Bonus Plan,” above on page 27. As a result of Mr. Arnold’s qualified retirement under the Retention Bonus Plan, all of his remaining units under the Retention Bonus Plan vested and were paid to him in cash in connection with his retirement as of May 31, 2015, resulting in a payment of $1,488,819. This payment includes an extra $40,000 paid as the result of an administrative error. Mr. Arnold has agreed to return to the Company such overpayment.

(5)	For 2015, there was no increase in the actuarial present value of Mr. Burbach or Mr. Richardson’s accumulated benefits under our pension plans. Due to an increase in the discount rate used in the actuarial present value calculation over the prior fiscal year-end measurement date, the value of Mr. Burbach’s accumulated benefits decreased by $27,381 and the value of Mr. Richardson’s accumulated benefits decreased by $6,051. For additional information, see “Pension Plans,” above on page 31, and “Pension Benefits,” below on page 41. The amounts shown for 2014 represent the changes in the actuarial present values of Mr. Burbach’s and Mr. Richardson’s respective accumulated benefits under our pension plans during 2014 due to discount rate decreases.

(6)	Includes the following for 2015:

•	Mr. Lehner. The amount reported for 2015 represents $13,247 of matching contributions under our 401(k) Plan, $1,468 for life insurance premiums for coverage in excess of $50,000, and $60,758 for expenses related to Mr. Lehner’s housing in Chicago and travel to his home, and a $58,837 tax gross-up related to such amount. Mr. Lehner’s expenses related to his housing and travel consisted of $32,338 for rent, utilities and upkeep of his Chicago apartment, $18,094 for airfare and $5,326 for other travel expenses such as taxi, tolls, mileage and parking (such amounts reflect the amounts paid by the Company as reimbursement to Mr. Lehner). Due to administrative error in the tax gross-up calculations for Mr. Lehner in prior fiscal years, an additional tax gross-up payment of $45,855 was made to him in February 2016. This additional payment consisted of a tax gross-up payment for fiscals years 2014, 2013 and 2012. The additional tax gross-up amounts were $24,879 for fiscal year 2014, $17,765 for fiscal year 2013 and $3,211 for fiscal year 2012. The amounts for fiscal years 2014 and 2013 have been included in the amounts reported in this column for those years; they were not included in the Other Compensation totals disclosed in the Summary Compensation Table in the proxy statement with respect to the Company’s 2015 annual meeting of stockholders.

•	Mr. Schnaufer. The amount reported represents $11,338 of matching contributions under our 401(k) Plan, $528 for life insurance premiums for coverage in excess of $50,000.

•	Mr. Burbach. The amount reported represents $13,248 of matching contributions under our 401(k) Plan, $1,244 for life insurance premiums for coverage in excess of $50,000.

•	Mr. Lindsay. The amount reported represents $11,799 of matching contributions under our 401(k) Plan, $2,245 for life insurance premiums for coverage in excess of $50,000, $854 for costs for Mr. Lindsay’s spouse to accompany him on business travel, and expatriation expenses related to Mr. Lindsay’s relocation to Canada in connection with his appointment as President, Canada, as follows: $22,024 for housing and transportation expenses in Canada, $5,388 for personal nonrefundable airfare cancelled due to Company business reasons, $91,453 for tax equalization (i.e., payment of foreign income taxes) and $99,984 as a tax gross-up for the foregoing amounts. The tax equalization payment was an amount equal to the amount by which Mr. Lindsay’s income tax liability to Canadian taxing authorities exceeded the amount for which he would have been liable to U.S. taxing authorities for his income if he had continued working for the Company in the U.S. Some of Mr. Lindsay’s compensation amounts listed in this paragraph were paid in Canadian dollars: the amounts paid for Mr. Lindsay’s housing and transportation in Canada and for the tax equalization payment were converted into U.S. dollars using an exchange rate of 0.7900 U.S. dollar per 1.00 Canadian dollar, which was the average of daily exchange rates between January 1, 2015 and November 30, 2015.

•	Mr. Richardson. The amount reported represents $13,248 of matching contributions under our 401(k) Plan, $1,244 for life insurance premiums for coverage in excess of $50,000.

•	Mr. Arnold. The amount reported represents $10,596 of matching contributions under our 401(k) Plan and $2,262 for life insurance premiums for coverage in excess of $50,000.

(7)	Mr. Arnold retired as of May 31, 2015.

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Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2015

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock
Name (a)	Plan	Grant Date (b)	Date of Approval Action(1) (b)	Threshold ($)(2) (c)	Target ($)(2) (d)	Maximum ($)(2) (e)	Threshold (#)(3) (f)	Target (#)(3) (g)	Maximum (#)(3) (h)	Awards: Number of Shares of Stock or Units (#)(4) (i)	Grant Date Fair Value of Stock and Option Awards ($)(5) (l)
Edward J. Lehner	2015 AIP	2/11/15	2/11/15	$310,442	$620,884	$1,241,768	—	—	—	—	—
	2015 LTIP RSU	8/17/15	6/10/15	—	—	—	—	—	—	41,760	$304,430
	2015 LTIP PSU	8/17/15	6/10/15	—	—	—	24,120	48,240	48,240	—	$351,670

Erich S. Schnaufer	2015 AIP	2/11/15	2/11/15	$65,000	$130,000	$260,000	—	—	—	—	—
	2015 LTIP RSU	8/17/15	6/10/15	—	—	—	—	—	—	3,480	$25,369
	2015 LTIP PSU	8/17/15	6/10/15	—	—	—	2,010	4,020	4,020	—	$29,306

Michael J. Burbach	2015 AIP	2/11/15	2/11/15	$140,625	$281,250	$562,500	—	—	—	—	—
	2015 LTIP RSU	8/17/15	6/10/15	—	—	—	—	—	—	11,600	$84,564
	2015 LTIP PSU	8/17/15	6/10/15	—	—	—	6,700	13,400	13,400	—	$97,686

Roger W. Lindsay	2015 AIP	2/11/15	2/11/15	$80,726	$161,453	$322,905	—	—	—	—	—
	2015 LTIP RSU	8/17/15	6/10/15	—	—	—	—	—	—	1,856	$13,530
	2015 LTIP PSU	8/17/15	6/10/15	—	—	—	1,072	2,144	2,144	—	$15,630

Kevin D. Richardson	2015 AIP	2/11/15	2/11/15	$140,625	$281,250	$562,500	—	—	—	—	—
	2015 LTIP RSU	8/17/15	6/10/15	—	—	—	—	—	—	11,600	$84,564
	2015 LTIP PSU	8/17/15	6/10/15	—	—	—	6,700	13,400	13,400	—	$97,686

Michael C. Arnold	2015 AIP	2/11/15	2/11/15	$159,791	$319,582	$639,164	—	—	—	—	—

(1)	With respect to the 2015 LTIP Awards, on June 10, 2015, the Board approved the number of RSUs and PSUs to be granted to each named executive officer and directed that the awards be granted at a later date determined administratively appropriate by the Company’s CEO. For more information regarding the 2015 LTIP awards, see the discussion under “Long-Term Incentive Plan (‘LTIP’),” above on page 28. With respect to the 2015 AIP awards, on February 11, 2015 the Compensation Committee approved the AIP, including the performance measures on which the cash AIP bonus payments would be based. Mr. Lehner’s target bonus percentage (as a percentage of base salary) was increased effective June 1, 2015, pursuant to Mr. Lehner’s Employment Agreement. On June 10, 2015, the Board approved increases to certain other named executive officers’ target bonus percentages, effective January 1, 2015. For more information regarding the 2015 AIP awards and the determination of the AIP target bonus percentages, see the discussion under “2015 Annual Incentive Plan,” above on page 25.

(2)	2015 AIP awards consist of annual incentive bonus opportunities for each of the named executive officers awarded under the 2015 AIP. See the description of the 2015 AIP under “2015 Annual Incentive Plan,” above on page 25. The award amounts paid are based on a percentage of the named executive officers’ annualized salaries in effect on November 30, 2015. Actual 2015 AIP award payments for the fiscal year reported were zero and are listed under “Actual Payouts under 2015 AIP,” above on page 26.

(3)	Reflects long-term incentive awards in the form of performance-based PSUs granted to the named executive officers (other than Mr. Arnold) under the 2015 LTIP on August 17, 2015, in accordance with the 2014 Omnibus Plan as discussed under “Long-Term Incentive Plan (‘LTIP’),” beginning on page 28. These awards are also included in column (i) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 40 and the aggregate grant date fair value is included in column (e) of the “Summary Compensation Table,” on page 34. The maximum number of shares that may be earned with respect to the PSUs is equal to the number of shares earned at target level performance.

(4)	Reflects long-term incentive awards in the form of time-based RSUs granted to the named executive officers (other than Mr. Arnold) under the 2015 LTIP on August 17, 2015, in accordance with the 2014 Omnibus Plan as discussed under “Long-Term Incentive Plan (‘LTIP’)” beginning on page 28. These awards are also included in column (g) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 40, and the aggregate grant date fair value is included in column (e) of the “Summary Compensation Table,” on page 34.

(5)	The grant date fair value of the RSUs and PSUs described in notes 3 and 4 to this table, which were granted to the named executive officers on August 17, 2015, under the 2015 LTIP, as further described above under “Long-Term Incentive Plan (‘LTIP’),” on page 28. The grant date fair value of the RSU and PSU awards was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and as further described above in footnote 3 to the Summary Compensation Table, on page 34. This determination with respect to the PSUs is calculated based on probable performance (or, target performance) achievement.

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Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards

Each of our named executive officers were participants in the 2015 Long-Term Incentive Plan, the 2015 Annual Incentive Plan and the Retention Bonus Plan. For additional information on the 2015 LTIP, please see “Long-Term Incentive Plan (‘LTIP’),” above on page 28, for additional information on the 2015 Annual Incentive Plan, please see “2015 Annual Incentive Plan,” above on page 25, and for additional information on the Retention Bonus Plan, please see “Retention Bonus Plan,” above on page 27. We are also party to employment agreements with each of our named executive officers as described below. References to termination for “cause” or for “good reason” relate to the terms as defined in the applicable employment agreements.

Mr. Arnold

Employment Agreement

In November 2010, the Company and Mr. Arnold entered into an employment agreement for Mr. Arnold to serve as our President and Chief Executive Officer. The employment agreement provided for at-will employment, an initial annual base salary of $750,000 per year and a target annual bonus opportunity equal to 100% of Mr. Arnold’s base salary, based on the achievement of targets established pursuant to the AIP. The employment agreement provided that Mr. Arnold is entitled to six weeks’ paid vacation. In the event that Mr. Arnold’s employment had been terminated by us without cause, he would have, subject to his execution and non-revocation of a general release in favor of us and our affiliates, been entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, for the lesser of (i) the 52-week period immediately following such termination and (ii) the period beginning on the date of such termination and ending on the date on which Mr. Arnold secured employment, either as an employee or an independent contractor, with Platinum.

Mr. Arnold’s Qualified Retirement under the Retention Bonus Plan

As described above under “Retention Bonus Plan,” on page 27, Mr. Arnold’s retirement was a “qualified retirement” under the Retention Bonus Plan, resulting in the vesting of his unvested units under the Retention Bonus Plan upon his retirement. Mr. Arnold’s vested units were paid to him in cash in connection with his retirement, resulting in a payment of $1,488,819. This payment includes an extra $40,000 paid as the result of an administrative error. Mr. Arnold has agreed to return to the Company such overpayment. Mr. Arnold did not receive any other severance payments in connection with his retirement.

Mr. Lehner

Mr. Lehner’s 2012 Employment Agreement

In June 2012, the Company and Mr. Lehner entered into an employment agreement for Mr. Lehner to serve as our Executive Vice President and Chief Financial Officer beginning in August 2012 (“Mr. Lehner’s Old Employment Agreement”). Mr. Lehner’s Old Employment Agreement provided for at-will employment, an initial annual base salary of $450,000 per year and a target annual bonus opportunity equal to 75% of Mr. Lehner’s base salary, based on the achievement of targets established pursuant to the AIP. In the event that Mr. Lehner’s employment was terminated by us without cause, he would have, subject to his execution and non-revocation of a post-employment non-competition agreement and a general release in favor of us and our affiliates, been entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, for the lesser of (i) the 52-week period immediately following such termination and (ii) the period beginning on the date of such termination and ending on the date on which Mr. Lehner secured employment, either as an employee or an independent contractor, with Platinum.

Additionally, Mr. Lehner’s Old Employment Agreement provided that Mr. Lehner be provided with certain temporary housing and relocation expenses as further described under “Housing and Relocation Expenses,” above on page 31. In addition, it provided that Mr. Lehner is entitled to four weeks’ paid vacation.

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Mr. Lehner’s 2015 Employment Agreement and Non-Competition Agreement

In May 2015, the Company and Mr. Lehner entered into a new employment agreement for Mr. Lehner to serve as our President and Chief Executive Officer. Mr. Lehner’s Employment Agreement, which is also further described under “Mr. Lehner’s Employment Agreement,” above on page 20, provides for at-will employment, an initial annual base salary of $650,000 per year, a target annual bonus opportunity equal to 110% of Mr. Lehner’s base salary based on the achievement of targets established pursuant to the AIP, and four weeks of paid vacation. It provided for an initial long-term incentive award grant of performance share units and time-vesting restricted stock units in amounts that total 90,000, which were awarded under the 2015 LTIP in August 2015.

Additionally, Mr. Lehner’s Employment Agreement provides for reimbursement of his temporary living expenses through August 31, 2016, including rent, utilities and upkeep of an apartment in Chicago, weekly transportation costs between Mr. Lehner’s home in the Cleveland area and Chicago, and tax gross-up to cover any personal income taxes associated with these covered expenses. The employment agreement also provides relocation assistance, broadly in line with the Company’s relocation policy, the terms of which will be agreed between Mr. Lehner and the Company’s Board of Directors at such time he relocates to the Chicago area.

In connection with the execution of Mr. Lehner’s Employment Agreement, Mr. Lehner and the Company also entered into a confidentiality, non-competition and non-solicitation agreement (“Non-Competition Agreement”) effective on the date of his appointment as our President and Chief Executive Officer. Its confidentiality provisions require Mr. Lehner to keep confidential and not disclose confidential information relating to the Company, its subsidiaries and affiliates, its customers and/or vendors and suppliers. Under the agreement’s non-competition and non-solicitation provisions, during Mr. Lehner’s employment and for a period of 18 months after the termination of his employment for any reason, Mr. Lehner may not (a) own, operate, manage, control, participate, consult with, advise or have any financial interest in any a person or entity engaged in the metal service center processing and/or distribution business, (b) engage in the start-up of a business in competition with the Company’s business, (c) call upon, solicit business from, or sell any products sold or distributed by the Company to any customer or prospective customer of the Company with whom employees of the Company had contact during Mr. Lehner’s employment with the Company, (d) encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any of its employees, or (e) encourage any supplier, distributor, franchisee, licensee, or other business relation of the Company to cease or curtail doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company.

The Non-Competition Agreement also contains provisions regarding Mr. Lehner’s rights and payments owed to him upon his termination. In the event that Mr. Lehner’s employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in the Non-Competition Agreement), he will, subject to his execution of a release in favor of the Company and certain other conditions, be entitled to an amount equal to eighteen months of his then current base salary and subsidized COBRA continuation of his medical and dental benefits coverage.

Messrs. Schnaufer, Burbach and Richardson

We entered into employment agreements with Messrs. Schnaufer, Burbach and Richardson in September 2005, January 2005 and December 2004, respectively, in connection with their respective positions at those times. The employment agreements have remained in effect since that time, although provisions regarding compensation items such as annual base salary, target annual bonus opportunity as a percentage of salary and other compensation elements have been modified, including by a most recent amendment in April 2009. The ongoing terms of the three agreements are substantially the same and are described below.

Each employment agreement provides that the Company and the officer may each terminate the agreement for any or no reason on 30 days’ prior notice. In the event that the officer’s employment is terminated by us without cause or by him for good reason, he will be entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, commencing on his termination date and ending on the earlier of (i) the twelfth month after the termination date, (ii) the date he violates or initiates any legal challenge to certain provisions of the agreement including confidentiality, non-compete and non-solicitation obligations imposed by the employment agreement, or (iii) the date of his death or the date he is determined to be eligible for benefits under our long-term disability plan. Additionally, the officer would also receive a payment equal to the average of the Annual Incentive Plan awards paid to him in the three years immediately preceding his termination date, payable in the first

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quarter of the year following the year of his termination. Further, he may be eligible for a pro-rated portion of the Annual Incentive Plan award for the year of his termination, based on the number of months during that year that elapsed prior to his termination date, and depending on the Company’s attainment of the applicable performance measures for that year, which pro-rated amount would be payable in the first quarter of the year following the year of his termination.

Each employment agreement contains confidentiality, non-compete and non-solicitation provisions. The confidentiality provisions require the officer to keep confidential and not disclose confidential information relating to the Company, its subsidiaries and affiliates, its customers and/or vendors and suppliers. Under the non-solicitation and non-competition provisions, beginning on the date of the employment agreement and ending twelve months after his employment termination date, the officer may not (a) own, operate, manage, control, participate, consult with, advise or have any financial interest in (including as a stockholder, agent, director, officer, employee or consultant or contractor) any competitor (as defined below), or in any manner engage in the start-up of a business in competition with the Company’s business (subject to an exception permitting the officer’s ownership of one percent or less of the outstanding stock of certain publicly-listed corporations), (b) call upon, solicit business from, or sell any products sold or distributed by the Company to any customer or prospective customer of the Company with whom employees of the Company had contact during his employment with the Company, (c) encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any of its employees, or (d) encourage any supplier, distributor, franchisee, licensee, or other business relation of the Company to cease or curtail doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company. A “competitor” under each of Mr. Schnaufer’s, Mr. Burbach’s and Mr. Richardson’s employment agreements refers to a person or entity, including metals-related Internet marketplaces, engaged in the metal service center processing and/or distribution business.

Mr. Lindsay

In August 2013, the Company and Mr. Lindsay entered into a new employment agreement pursuant to which Mr. Lindsay, who at that time was already our Chief Human Resources Officer, was appointed to the additional position of President, Canada beginning September 2013. The employment agreement provides for at-will employment, an annual base salary at that time of $309,000 per year and a target annual bonus opportunity equal to 50% of Mr. Lindsay’s base salary, based on the achievement of targets established pursuant to the AIP. Pursuant to the employment agreement, Mr. Lindsay’s appointment as President, Canada was for an expected duration of two to three years, during which time he was located in Canada. Mr. Lindsay’s employment agreement provides for Company payments for certain expatriate-related expenses associated with his assignment to Canada in connection with that appointment, which are further described under “Housing and Relocation Expenses,” above on page 31. In the event that Mr. Lindsay’s employment is terminated by us without cause, he will, subject to his execution and non-revocation of a post-employment non-competition agreement and a general release in favor of us and our affiliates, be entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, for the lesser of (i) the 52-week period immediately following such termination and (ii) the period beginning on the date of such termination and ending on the date on which Mr. Lindsay secures employment, either as an employee or an independent contractor, with Platinum. In addition, the employment agreement provides that Mr. Lindsay is entitled to four weeks’ paid vacation, plus an additional one week’s paid vacation during his assignment as President, Canada. Mr. Lindsay’s temporary assignment as President, Canada ended effective July 1, 2015, since which time he focused full-time on his duties as the Company’s chief human resources officer.

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Outstanding Equity Awards at Fiscal Year-End

	Stock awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Edward J. Lehner	23,760	$110,959	48,240	$225,281

Erich S. Schnaufer	1,980	$9,247	4,020	$18,773

Michael J. Burbach	6,600	$30,822	13,400	$62,578

Roger W. Lindsay	1,056	$4,932	2,144	$10,012

Kevin D. Richardson	6,600	$30,822	13,400	$62,578

Michael C. Arnold	—	—	—	—

(1)	Consists of RSUs granted to the named executive officers on August 17, 2015 under the 2015 LTIP, as described above under “Long-Term Incentive Plan (‘LTIP’) – Restricted Stock Units,” on page 29. Each of these time-based awards will vest with respect to one-third of the award on each of the first three anniversaries of the RSU grant date if service requirements are met. The named executive officers are not entitled to any voting rights with respect to the RSUs and are not entitled to receive dividends on the RSUs, but are entitled to dividend equivalent rights with respect to the RSUs.

(2)	Based on the closing price per share of our common stock on the NYSE on December 31, 2015, of $4.67 per share, the last trading day of fiscal year 2015.

(3)	Consists of PSUs granted to the named executive officers on August 17, 2015 under the 2015 LTIP, as described above under “Long-Term Incentive Plan (‘LTIP’) – Performance Units,” on page 29. Each of these performance-based awards will vest, if at all, after the third anniversary of the PSU grant date if service and performance requirements are met. The portion of the PSUs that vest will depend on the level of the Company’s performance over the three-year period from 2015 through 2017 against certain performance objectives. The named executive officers are not entitled to any voting rights with respect to the PSUs and are not entitled to receive dividends on the PSUs. This column reflects the number of PSUs that will be received based on the performance objectives being achieved at target levels.

Option Exercises and Stock Vested

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
(a)	(d)	(e)
Edward J. Lehner	18,000	$137,160

Roger W. Lindsay	800	$6,096

Erich S. Schnaufer	1,500	$11,430

Michael J. Burbach	5,000	$38,100

Kevin D. Richardson	5,000	$38,100

Michael C. Arnold	—	—

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(1)	The value realized is calculated by multiplying the number of shares of stock received by the closing price per share of our common stock on the NYSE on the applicable vesting date or, if applicable, on the last trading day before the vesting date: $7.62 on August 31, 2015.

Pension Benefits

The following table reflects the pension benefits of Messrs. Burbach and Richardson.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
Michael J. Burbach	Pension Plan	21.67	$ 690,228	—
	Supplemental Pension Plan	21.67	$ 124,236	—

Kevin D. Richardson	Pension Plan	12.75	$ 117,101	—

(1)	The actuarial present value of Mr. Burbach’s accumulated benefit under the relevant plan assumes retirement at age 62 with at least 10 years of credited service, which is the earliest he would be eligible to receive unreduced benefits. The actuarial present value of Mr. Richardson’s accumulated benefit under the relevant plan assumes retirement at age 65 and at least 5 years of credited service, at which time he would be eligible for the maximum benefit. Both are computed as of December 31, 2015, the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year. See Note 11. “Employee Benefits—Summary of Assumptions and Activity” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for information regarding the valuation method and assumptions used in quantifying these amounts.

Of our named executive officers, only Messrs. Burbach and Richardson were eligible to participate in the Ryerson Pension Plan, by virtue of their service with the Company prior to the applicable plan supplements being frozen. Our named executive officers no longer accrue any benefit under the plan. For additional information regarding their participation, see “Pension Plans,” above on page 31.

Qualified Pension Plan

Mr. Burbach participates in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Former Participants in the Integris Metals, Inc. Pension Plan, under which full pension benefits are payable to eligible employees who, as of the date of separation from employment, are at least age 62 with 10 years of vesting service. Reduced benefits are payable to eligible employees who, as of the date of separation from employment, are at least age 55 but less than age 62 with 10 years of vesting service. Accrued benefits are reduced by 7% for each year benefits commencement precedes age 62. Under this supplement, in general, benefits for eligible employees are based on two factors: (i) years of benefit service prior to the December 31, 2005 freeze date of this supplement, and (ii) the average annual earnings in the highest five consecutive paid calendar years during the ten year period prior to December 31, 2005.

Mr. Richardson participates in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Salaried Employees of Ryerson Inc. and Certain Subsidiaries, under which pension benefits are payable to eligible employees who, as of the date of separation from employment, are (i) age 65 or older with at least 5 years of vesting service, (ii) age 55 or older with at least 10 years of vesting service, or (iii) any age with at least 30 years of vesting service. Benefits may be reduced depending on age and the type of benefit for which the participant qualifies when an individual retires and/or chooses to have benefit payments begin. Benefits are reduced under (ii) above if voluntary retirement commences prior to the employee reaching age 62 with at least 15 years of vesting service. Benefits are not reduced if the age and vesting service conditions under (i) or (iii) above are met. Under this supplement, in general, benefits for salaried employees are based on two factors: (i) years of benefit service prior to the December 31, 1997 freeze date of the pension benefit, and (ii) average monthly earnings, based on the highest consecutive 36 months of earnings during the participant’s last ten years of benefit service prior to the December 31, 1997 freeze date.

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Supplemental Pension Plan

The Internal Revenue Code of 1986, as amended (the “Code”), imposes annual limits on contributions to and benefits payable from our qualified pension plan. Our nonqualified supplemental pension plans provide benefits to highly compensated employees (including our named executive officers) in excess of the limits imposed by the Code. Mr. Burbach is eligible for the Integris Excess Benefit Retirement Plan. Under this plan, payments are made on a monthly basis following retirement, along with the qualified plan monthly payments. The amount of benefit payable is an amount equal to the excess of the amount of pension plan benefit to which he would be entitled if such benefit were computed without giving any effect to the limitations imposed from time to time by Sections 401(a)(17) and 415 of the Code, less the amount of the qualified pension plan benefit to which he is entitled. Participants are fully vested in this supplemental plan after the earlier of attaining (i) age 65, or (ii) five years of vesting service, as defined in the qualified pension plan. If a participant’s termination occurs for reasons of cause, the participant’s or beneficiary’s supplemental benefit from this plan is permanently forfeited.

Nonqualified Deferred Compensation

The following table reflects information regarding our named executive officers’ participation in our nonqualified savings plan.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Michael J. Burbach	—	—	$ 145	—	$ 10,846

Kevin D. Richardson	—	—	$ 473	—	$ 35,300

(1)	None of the contributions or earnings reported in columns (c) and (d) are reported as compensation in the Summary Compensation Table, above on page 34.

(2)	All account balances are deferred to a cash account which is credited with interest at the monthly rate paid by our 401(k) savings plan’s Managed Income Portfolio Fund II fund, which in 2015 ranged from 0.10% to 0.12% per month, compounded monthly. The amounts reported in this column consist of interest earned on such deferred cash accounts.

The Code imposes annual limits on employee contributions to our 401(k) Plan. Our nonqualified savings plan is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual 401(k) contributions to defer, on a pre-tax basis, amounts in excess of the limits applicable to deferrals under our 401(k) Plan. Participants may contribute up to a maximum of 10% of their base compensation to our nonqualified savings plan when eligible. Our nonqualified savings plan allows deferred amounts to be notionally invested in the Managed Income Portfolio Fund II (or any successor fund) that is available to the participants in our 401(k) Plan.

Generally, each of our named executive officers is eligible for our nonqualified savings plan. Our named executive officers will be entitled to the vested balance of their respective accounts when they retire or otherwise terminate employment. Participants are generally permitted to choose whether the benefits paid following their retirement will be paid in a lump sum or installments, with all amounts to be paid by the end of the calendar year in which the employee reaches age 75. For participants terminating employment for reasons other than retirement, the account balance is payable in a lump sum by no later than 60 days after the 1-year anniversary of the termination of employment. None of our named executive officers made contributions to the nonqualified savings plan during 2015.

Potential Payments Upon Termination or Change in Control

Each of our named executive officers has entered into employment agreements, the material terms of which have been summarized under “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards,” above on page 37. Upon certain terminations of employment, our named executive officers (employed as of December 31, 2015) are entitled to payments of compensation and certain benefits. The table below reflects the

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amount of compensation and benefits payable to each named executive officer who was employed as of December 31, 2015 in the event of (i) termination for “cause” by the Company or without “good reason” by the named executive officer (“voluntary termination”), (ii) termination other than for “cause” or, with respect to each executive other than Mr. Lindsay, termination with “good reason” (“involuntary termination”), or (iii) termination by reason of an executive’s death or disability. With the exception of amounts shown for Mr. Arnold for whom amounts reflect amounts he actually received in connection with his retirement, the amounts shown assume that the applicable triggering event occurred on December 31, 2015, and therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Note that all unvested RSUs and PSUs are forfeited upon termination for any reason. In addition to the amounts reflected below, Messrs. Burbach and Richardson would also be eligible to receive amounts in connection with their terminations, based on their participation in the Company’s pension plans and nonqualified savings plan, which are further described above under “Pension Benefits,” on page 41, and under “Nonqualified Deferred Compensation,” on page 42.

Name		Severance ($)(1)	Annual Incentive Plan ($)(2)	Retention Bonus Plan ($)(3)	3-Year AIP Average ($)(4)	Benefits Continuation ($)(5)	Total ($)

Edward J. Lehner	Voluntary	—	—	—	—	—	—
	Involuntary	$975,000	$0	$944,882	—	$22,066	$1,941,948
	Death or Disability	$50,000	$0	$944,882	—	—	$994,882

Erich S. Schnaufer	Voluntary	—	—	—	—	—	—
	Involuntary	$260,000	$0	$236,220	$23,539	$14,181	$533,940
	Death or Disability	$20,000	$0	$236,220	—	—	$256,220

Michael J. Burbach	Voluntary	—	—	—	—	—	—
	Involuntary	$375,000	$0	$803,150	$68,693	$618	$1,247,461
	Death or Disability	$28,846	$0	$803,150	—	—	$831,996

Roger W. Lindsay	Voluntary	—	—	—	—	—	—
	Involuntary	$322,905	$0	$708,661	—	$760	$1,032,326
	Death or Disability	$24,839	$0	$708,661	—	—	$733,500

Kevin D. Richardson	Voluntary	—	—	—	—	—	—
	Involuntary	$375,000	$0	$803,150	$42,319	$618	$1,221,087
	Death or Disability	$28,846	$0	$803,150	—	—	$831,996

Michael C. Arnold(6)	Retirement	—	$0	$1,488,819	—	—	$1,488,819

(1)	In the event of an involuntary termination, consists of (i) 52 weeks or 12 months of base salary payment in the case of Messrs. Lindsay, Burbach, Richardson and Schnaufer, and (ii) 18 months of base salary payment in the case of Mr. Lehner, pursuant to Mr. Lehner’s Employment Agreement, in each case in accordance with the Company’s normal pay practices. In the event of termination due to death (but not disability), under the Ryerson Severance Plan, employees, including our named executive officers, are entitled to a payment equal to four weeks of base pay in the event of their death while actively employed. The named executive officers’ receipt of payments after their terminations is subject to execution of a release and a non-compete agreement in the case of Messrs. Lehner and Lindsay; and continued compliance with existing confidentiality, non-compete and non-solicitation provisions in their employment agreements in the case of Messrs. Burbach, Richardson and Schnaufer and with compliance with the executed confidentiality, non-compete and non-solicitation provisions in the case of Mr. Lehner.

(2)	If a named executive officer’s termination is due to an involuntary termination due to position elimination, death, permanent disability or retirement, he would be entitled to a portion of the AIP payment to which he would have been entitled (based on Company performance) had he remained an employee through December 31, 2015, pro-rated based on the time during the year that he was an employee. Actual 2015 AIP award payments for the fiscal year reported were zero, so named executive officers would not have been entitled to any 2015 AIP payment if involuntarily terminated on December 31, 2015 due to position elimination, death, permanent disability or retirement.

(3)	Payable under the Retention Bonus Plan if terminated without “cause,” by resignation for “good reason,” death, disability or

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for qualified retirement. For additional information, see the description of the Retention Bonus Plan under “Retention Bonus Plan,” above on page 27.

(4)	Under each of Mr. Schnaufer’s, Mr. Burbach’s and Mr. Richardson’s employment agreements, if the executive is terminated involuntarily, he will receive a payment equal to the average of the AIP awards paid to him in the three years immediately preceding his termination date. For additional information, see “Narrative Relating to Summary Compensation Table and Grants of Plan-Based Awards – Messrs. Schnaufer, Burbach and Richardson,” above on page 38.

(5)	Mr. Lehner is eligible for 18 months of medical and dental benefits continuation subsidized at the active employee rate as provided by his confidentiality, non-competition and non-solicitation agreement. For Mr. Lindsay, medical and dental insurance are subsidized for 4 weeks at active employee rates under the Company’s Severance Plan. Messrs. Burbach and Richardson are eligible for 12 months of dental benefits continuation subsidized at the active employee rate as provided by their employment agreements. They are not eligible for insurance benefits under the terms of their employment agreements because both are eligible for the retiree medical benefits under the Ryerson Retiree Comprehensive Health Care Plan. Mr. Schnaufer is eligible for 12 months of medical and dental benefits continuation subsidized at the active employee rate as provided by his employment agreement.

(6)	Mr. Arnold retired effective May 31, 2015. The amounts reflected in the table are the amounts he received in connection with his retirement. They consist of the remaining payments due to him under the Retention Bonus Plan. This payment includes an extra $40,000 paid as the result of an administrative error. Mr. Arnold has agreed to return to the Company such overpayment.

STOCK OWNERSHIP

Directors and Executive Officers

The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of Ryerson common stock that they beneficially owned on February 29, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class

Directors
Kirk K. Calhoun	500	*
Court D. Carruthers	—	—
Eva M. Kalawski(1)	—	—
Jacob Kotzubei(1)	50,000	*
Stephen P. Larson	—	—
Philip E. Norment(1)	—	—
Mary Ann Sigler(1)(2)	7,500	*

Named Executive Officers
Edward J. Lehner(3)	70,000	*
Erich S. Schnaufer	6,800	*
Michael J. Burbach(4)	30,000	*
Roger W. Lindsay	13,700	*
Kevin D. Richardson(5)	50,000	*
Michael C. Arnold(6)	55,000	*
All directors, nominees for director and executive officers as a group (13 persons)(7)	289,000	*

*	Less than 1% of class as of February 29, 2016 (total outstanding common stock on that date was 32,099,700 shares).

(1)	Mses. Kalawski and Sigler and Messrs. Kotzubei and Norment are directors and each disclaims beneficial ownership of any shares of our common stock that they may be deemed to beneficially own because of their affiliation with Platinum, except to the extent of any pecuniary interest therein. Platinum’s ownership of shares of our common stock is set forth in the table below under “Ownership of More Than 5% of Ryerson Stock,” on page 45.

(2)	Includes 7,500 shares held by a family trust of which Ms. Sigler and her spouse are each beneficiaries and trustees.

(3)	Includes 37,000 shares held jointly by Mr. Lehner and his spouse.

(4)	Includes 22,000 shares held jointly by Mr. Burbach and his spouse.

(5)	Includes 45,000 shares held jointly by Mr. Richardson and his spouse.

(6)	Mr. Arnold retired as of May 31, 2015. Information based on the Form 4 filed by Mr. Arnold on November 18, 2014.

(7)	Our executive officers at February 29, 2016 consisted of Messrs. Lehner, Schnaufer, Burbach, Lindsay, Richardson and Mark S. Silver.

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Ownership of More Than 5% of Ryerson Stock

The table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner of more than 5% of Ryerson common stock as of February 29, 2016.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class(1)

Joint filing by:
Tom Gores, Platinum Equity, LLC and the other reporting persons identified in the applicable Schedule 13G/A (2)	21,037,500	65.5%

Towle & Co. (3)	2,646,655	8.2%

(1)	The percentages in the table are based on the 32,099,700 shares of common stock outstanding as of December 31, 2015.

(2)	Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2016, by each of the following reporting persons (i) RYPS, LLC (“RYPS”), (ii) Platinum Equity Capital Partners, L.P. (“PECP”), (iii) Platinum Equity Capital Partners-PF, L.P. (“PECP-PF”), (iv) Platinum Equity Capital Partners-A, L.P. (“PECP-A”), (v) Platinum Equity Capital Partners II, L.P. (“PECP II”), (vi) Platinum Equity Capital Partners-PF II, L.P. (“PECP-PF II”), (vii) Platinum Equity Capital Partners-A II, L.P. (“PECP-A II”), (viii) Platinum Rhombus Principals, LLC (“PRP”), (ix) Platinum Equity Partners, LLC (“PEP”), (x) Platinum Equity Investment Holdings, LLC (“PEIH”), (xi) Platinum Equity Partners II, LLC (“PEP II”), (xii) Platinum Equity Investment Holdings II, LLC (“PEIH II”), (xiii) Platinum Equity, LLC (“Platinum Equity”), and (xiv) Tom Gores, an individual. The business address of each of the reporting persons identified in this footnote is 360 North Crescent Drive, South Building, Beverly Hills, California 90210.

According to the Schedule 13G/A, of these 21,037,500 shares, (i) RYPS had sole voting and dispositive power with respect to 21,037,500 shares (65.5%), (ii) PECP had shared voting and dispositive power with respect to 3,022,756.57 shares (9.4%), (iii) PECP-PF had shared voting and dispositive power with respect to 564,690.79 shares (1.8%), (iv) PECP-A had shared voting and dispositive power with respect to 830,427.65 shares (2.6%), (v) PECP II had shared voting and dispositive power with respect to 9,399,614.5 shares (29.3%), (vi) PECP-PF II had shared voting and dispositive power with respect to 1,523,055.5 shares (4.7%), (vii) PECP-A II had shared voting and dispositive power with respect to 1,489,455 shares (4.6%), (viii) PRP had shared voting and dispositive power with respect to 4,207,500 shares (13.1%), (ix) PEP had shared voting and dispositive power with respect to 4,417,875 shares (13.8%), (x) PEIH had shared voting and dispositive power with respect to 4,417,875 shares (13.8%), (xi) PEP II had shared voting and dispositive power with respect to 12,412,125 shares (38.7%), (xii) PEIH II had shared voting and dispositive power with respect to 16,619,625 shares (51.8%), (xiii) Platinum Equity had shared voting and dispositive power with respect to 21,037,500 shares (65.5%), and (xiv) Tom Gores had shared voting and dispositive power with respect to 21,037,500 shares (65.5%). According to a Form 4 filed by Tom Gores on August 15, 2014, an additional 50,000 shares not reflected in the above table are held by a trust for his benefit and such shares may be deemed to be beneficially owned by him.

Also according to the Schedule 13G/A:

(i)	PECP, PECP-PF, PECP-A, PECP II, PECP-PF II, PECP-A II and PRP are members of RYPS and may be deemed to beneficially own our common stock owned by RYPS to the extent of their respective pecuniary interest therein.

(ii)	PEP is the general partner of PECP, PECP-PF and PECP-A and may be deemed to beneficially own our common stock owned by PECP, PECP-PF and PECP-A. PEIH is the senior managing member of PEP and may be deemed to beneficially own our common stock beneficially owned by PEP.

(iii)	PEP II is the general partner of PECP II, PECP-PF II and PECP-A II and may be deemed to beneficially own our common stock owned by PECP II, PECP-PF II and PECP-A II. PEIH II is the senior managing member of PEP II and PRP may be deemed to beneficially own our common stock beneficially owned by PEP II and PRP.

(iv)	Platinum Equity is the sole member of PEIH and PEIH II and Mr. Gores is the Chairman and Chief Executive Officer of Platinum Equity which, through its affiliates, manages its affiliated investment funds. Mr. Gores may be deemed to share voting and investment power with respect to all shares of our common stock held beneficially by Platinum Equity through the above listed affiliated investment funds. Mr. Gores disclaims beneficial ownership of all shares of our common stock that are held by each of the Platinum entities listed above with respect to which Mr. Gores does not have a pecuniary interest therein. Mses. Kalawski and Sigler and Messrs. Kotzubei and Norment are directors of the Company and each disclaims beneficial ownership of any shares of our common stock that they may be deemed to beneficially own because of their affiliation with Platinum, except to the extent of any pecuniary interest therein.

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(3)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 10, 2016 by Towle & Co. According to the Schedule 13G, the reporting person had sole voting power with respect to 2,646,655 shares and sole dispositive power with respect to 2,646,655 shares. The business address of the reporting person identified in this footnote is 1610 Des Peres Road, Suite 250, St. Louis, Missouri 63131.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, including our named executive officers, and any person who owns more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of Ryerson stock with the SEC. Based on a review of Forms 3, 4 and 5 and any amendments thereto, and on written representations from the certain of the Reporting Persons, we believe that in 2015 our Reporting Persons made all required Section 16(a) filings on a timely basis except that two Forms 4 to report purchases of our common stock by Mr. Lehner were each inadvertently filed one business day late.

RELATED PARTY TRANSACTIONS

Services Agreement

One of our subsidiaries, Joseph T. Ryerson & Son, Inc. (“JT Ryerson”), was party to a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”), an affiliate of Platinum, pursuant to which Platinum Advisors provided JT Ryerson certain business, management, administrative and financial advice. Under the services agreement, JT Ryerson paid an annual advisory fee to Platinum Advisors of no greater than $5 million, as well as paying Platinum’s out-of-pocket expenses incurred in connection with providing management services to JT Ryerson.

The services agreement terminated on the closing of the IPO. As consideration for terminating the advisory fee payable thereunder, Platinum Advisors and its affiliates were paid $15.0 million in August 2014, and were paid an additional $10.0 million in August 2015. No further amounts are payable in connection with such termination.

Investor Rights Agreement

Ryerson Holding Corporation and Platinum entered into an investor rights agreement (the “Investor Rights Agreement”) in connection with the IPO that provides for, among other things, demand, piggyback and Form S-3 registration rights and board nomination rights.

The Investor Rights Agreement provides that Platinum may make written demands of us to require us to register the shares of our common stock owned by Platinum; provided, however that we will not be obligated to effect more than two such demand registrations. In addition, Platinum has piggyback registration rights entitling them to require us to register shares of our common stock owned by them in connection with any registration statements filed by us after the completion of the IPO, subject to certain exceptions. We have also agreed to use commercially reasonable efforts to qualify for registration on Form S-3 for secondary sales. After we have qualified for the use of Form S-3, Platinum will, subject to certain exceptions, have the right to request an unlimited number of registrations on Form S-3. We are not obligated to effect a registration unless certain pricing or timing conditions are first satisfied.

The Investor Rights Agreement provides that we will indemnify Platinum against losses suffered by it in connection with any untrue or alleged untrue statement of a material fact contained in any prospectus, offering circular, or other document delivered or made available to investors (or in any related registration statement or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to us by Platinum for use therein.

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The Investor Rights Agreement provides that for so long as Platinum collectively beneficially owns at least (i) 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate for election to the Board no fewer than that number of directors that would constitute a majority of the number of directors if there were no vacancies on the Board, (ii) at least 15% but less than 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate two directors, and (iii) at least 5% but less than 15% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate one director. The agreement also provides that if the size of the Board is increased or decreased at any time, Platinum’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

The Investor Rights Agreement was negotiated among management and Platinum, and we believe the Investor Rights Agreement is on arm’s-length terms.

Policies and Procedures Regarding Transactions with Related Persons

Our Board has adopted a written policy regarding related person transactions that contains procedures for the review and approval/disapproval of such transactions. Related person transactions are transactions between the Company and/or its subsidiaries and affiliates on the one hand and “related persons” on the other hand. As a general matter, the policy requires the Nominating and Corporate Governance Committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. In addition, the policy lists certain transactions that are deemed to be pre-approved. A “related person” is: (i) any director, nominee for director or executive officer of the Company; (ii) any immediate family member of a director, nominee for director or executive officer; and (iii) any holder of 5% or more of any class of our voting securities, and any immediate family member of such holder.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, the transaction must be promptly submitted to the Nominating and Corporate Governance Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Nominating and Corporate Governance Committee will take into account, among other factors the Committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in any discussion or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Nominating and Corporate Governance Committee that considers the transaction.

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OTHER INFORMATION

Stockholder Proposals and Director Nominations for the 2017 Annual Meeting

Stockholders may present proposals for action at a future meeting or submit nominations for election of directors only if they comply with the requirements of the proxy rules established by the SEC and our amended and restated Bylaws, as applicable. Each proposal submitted must be a proper subject for stockholder action at the meeting.

In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2017, the proposal or nomination must be received by us at our principal executive offices no later than November 18, 2016 and it must comply with the requirements of the proxy rules established by the SEC and our amended and restated Bylaws, as applicable. In particular, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2017 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices (227 W. Monroe St., 27th Floor, Chicago, Illinois 60606) no later than January 28, 2017 and no earlier than December 29, 2017 and must comply with the other provisions of our amended and restated Bylaws. The notice must be submitted by a stockholder of record and must set forth the information required by the SEC proxy rules and the Company’s Bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2017 annual meeting of stockholders, including:

•	The nature of the proposed business, the text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting;

•	The stockholder’s name, address and other personal information;

•	The class and number of shares of our stock beneficially owned by the stockholder;

•	A description of any material interest of the stockholder in the proposed business;

•	A description of all arrangements or understandings between the stockholder and others in connection with the proposal of the business; and

•	With respect to a director nomination, additional information regarding the proposed nominee.

The chairperson of the meeting may disregard (i) any business not properly brought before the meeting according to our Bylaws and other applicable requirements, and (ii) any nomination not made in accordance with the above procedures.

Stockholder Nominations for Directors

If a stockholder wishes to suggest a nominee for the Nominating and Corporate Governance Committee’s consideration, it may do so in writing by mailing the suggestion to Ryerson Holding Corporation, Attention: Secretary, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606. The Nominating and Corporate Governance Committee will consider director nominees suggested by stockholders for election at the annual stockholders meeting if our corporate secretary receives the suggestion not less than 90 days nor more than 120 days in advance of the anniversary of the prior year’s meeting. The suggestion must describe in detail the proposed nominee’s qualifications and other relevant biographical information. It also must include:

•	The stockholder’s name, address and contact information;

•	The class and number of shares of our stock beneficially owned by the stockholder;

•	A description of all arrangements or understandings between the stockholder, the suggested nominee and/or any others in connection in connection with the suggested nomination;

•	Our Bylaws, including the procedures outlined above;

•	Any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Exchange Act; and

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•	A representation that such stockholder intends to appear in person or be present by proxy at the meeting to nominate the person named in its notice.

The Nominating and Corporate Governance Committee may disregard any nomination not made in accordance with the above procedures.

Ryerson’s Annual Report on Form 10-K

We made our Annual Report on Form 10-K for the year ended December 31, 2015, available online with this proxy statement. Paper copies of our Annual Report on Form 10-K can be obtained at no charge by contacting us at Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052. Our SEC filings, including our Annual Report on Form 10-K, can be found on our website http://ir.ryerson.com/ by clicking on “SEC Filings,” or through the SEC’s website at www.sec.gov.

We request that you promptly request a proxy card to sign, date, and return or provide voting instructions over the telephone or through the Internet so that your vote will be included at the meeting.

Mark S. Silver

Executive Vice President, General Counsel & Secretary

March 18, 2016

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RYERSON HOLDING CORPORATION 227 W. MONROE ST., 27TH FLOOR CHICAGO, IL 60606	VOTE BY INTERNET- www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 up until 11:59 p.m. Eastern Time on April 27, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E04189-P73270	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

RYERSON HOLDING CORPORATION				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors unanimously recommends you vote FOR each of the nominees in Proposal 1:				All	All	Except

1.	Election of Directors			☐	☐	☐

Nominees:

	01)	Stephen P. Larson
	02)	Philip E. Norment

The Board of Directors unanimously recommends you vote FOR Proposal 2:								For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.							☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E04190-P73270

RYERSON HOLDING CORPORATION
Annual Meeting of Stockholders April 28, 2016 11:00 AM Central Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark S. Silver and Hans J. Weinburger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RYERSON HOLDING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Central Daylight Time on April 28, 2016, at the JW Marriott Chicago, 151 West Adams Street, Chicago, Illinois 60603, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side